EXHIBIT T3E(1)

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

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In re	:	Chapter 11
:
MPM Silicones, LLC, et al.,[1]	:	Case No. 14-22503 (RDD)
:
Debtors.	:	(Jointly Administered)
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JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR MOMENTIVE

PERFORMANCE MATERIALS INC. AND ITS AFFILIATED DEBTORS

Dated:	New York, New York
June 23, 2014

WILLKIE FARR & GALLAGHER LLP Counsel for the Debtors and Debtors in Possession 787 Seventh Avenue New York, New York 10019 (212) 728-8000

[1]	The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) Juniper Bond Holdings I LLC (9631); (ii) Juniper Bond Holdings II LLC (9692); (iii) Juniper Bond Holdings III LLC (9765); (iv) Juniper Bond Holdings IV LLC (9836); (v) Momentive Performance Materials China SPV Inc. (8469); (vi) Momentive Performance Materials Holdings Inc. (8246); (vii) Momentive Performance Materials Inc. (8297); (viii) Momentive Performance Materials Quartz, Inc. (9929); (ix) Momentive Performance Materials South America Inc. (4895); (x) Momentive Performance Materials USA Inc. (8388); (xi) Momentive Performance Materials Worldwide Inc. (8357); and (xii) MPM Silicones, LLC (5481). The Debtors’ executive headquarters are located at 260 Hudson River Road, Waterford, NY 12188.

ARTICLE VI. ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS		32

6.1.	Class Acceptance Requirement.	32

6.2.	Tabulation of Votes on a Non-Consolidated Basis.	32

6.3.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”	33

6.4.	Elimination of Vacant Classes.	33

6.5.	Voting Classes; Deemed Acceptance by Non-Voting Classes.	33

6.6.	Confirmation of All Cases.	33

ARTICLE VII. MEANS FOR IMPLEMENTATION		33

7.1.	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.	33

7.2.	Plan Funding.	34

7.3.	Cancellation of Existing Securities and Agreements.	35

7.4.	Boards of Directors.	35

7.5.	Management.	36

7.6.	Corporate Action.	36

7.7.	Registration Rights Agreement.	37

7.8.	Authorization, Issuance and Delivery of Top HoldCo Common Stock.	37

7.9.	New First Lien Term Loan Facility, New ABL Facility and Incremental Facility.	38

7.10.	Rights Offerings.	38

7.11.	Intercompany Interests.	40

7.12.	Insured Claims.	40

7.13.	Comprehensive Settlement of Claims and Controversies.	41

ARTICLE VIII. DISTRIBUTIONS		41

8.1.	Distributions.	41

8.2.	No Postpetition Interest on Claims.	42

8.3.	Date of Distributions.	42

8.4.	Distribution Record Date.	42

8.5.	Disbursing Agent.	42

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8.6.	Delivery of Distribution.	43

8.7.	Unclaimed Property.	44

8.8.	Satisfaction of Claims.	44

8.9.	Manner of Payment Under Plan.	44

8.10.	Fractional Shares/De Minimis Cash Distributions.	44

8.11.	No Distribution in Excess of Amount of Allowed Claim.	45

8.12.	Exemption from Securities Laws.	45

8.13.	Setoffs and Recoupments.	45

8.14.	Withholding and Reporting Requirements.	46

8.15.	Hart-Scott Rodino Antitrust Improvements Act.	46

ARTICLE IX. PROCEDURES FOR RESOLVING CLAIMS		47

9.1.	Objections to Claims.	47

9.2.	Amendment to Claims.	47

9.3.	Disputed Claims.	47

9.4.	Estimation of Claims.	47

9.5.	Expenses Incurred On or After the Effective Date.	48

ARTICLE X. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		48

10.1.	General Treatment.	48

10.2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	48

10.3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	49

10.4.	Compensation and Benefit Programs.	50

10.5.	Amended Shared Services Agreement.	50

10.6.	Existing Management Agreement.	50

10.7.	Warranty Obligations.	50

ARTICLE XI. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		51

11.1.	Conditions Precedent to the Effective Date.	51

11.2.	Satisfaction and Waiver of Conditions Precedent.	53

11.3.	Effect of Failure of Conditions.	53

ARTICLE XII. EFFECT OF CONFIRMATION		53

12.1.	Binding Effect.	53

12.2.	Discharge of Claims Against and Interests in the Debtors.	54

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12.3.	Term of Pre-Confirmation Injunctions or Stays.	54

12.4.	Injunction.	54

12.5.	Releases.	55

12.6.	Exculpation and Limitation of Liability.	57

12.7.	Injunction Related to Releases and Exculpation.	57

12.8.	Retention of Causes of Action/Reservation of Rights.	57

12.9.	Indemnification Obligations.	57

ARTICLE XIII. RETENTION OF JURISDICTION		58

ARTICLE XIV. MISCELLANEOUS PROVISIONS		59

14.1.	Exemption from Certain Transfer Taxes.	59

14.2.	Retiree Benefits.	60

14.3.	Defined Benefit Pension Plan.	60

14.4.	Dissolution of Creditors’ Committee.	60

14.5.	Termination of Professionals.	61

14.6.	Amendments.	61

14.7.	Revocation or Withdrawal of this Plan.	61

14.8.	Allocation of Plan Distributions Between Principal and Interest.	61

14.9.	Severability.	62

14.10.	Governing Law.	62

14.11.	Section 1125(e) of the Bankruptcy Code.	62

14.12.	Inconsistency.	62

14.13.	Time.	63

14.14.	Exhibits.	63

14.15.	Notices.	63

14.16.	Filing of Additional Documents.	63

14.17.	Reservation of Rights.	63

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INTRODUCTION2

Momentive Performance Materials Inc. and the other debtors and debtors in possession in the above-captioned cases propose the following joint chapter 11 plan of reorganization for the resolution of the Claims against and Interests in the Debtors.

Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits and supplements thereto, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and certain related matters including, among other things, certain tax matters, and the securities and other consideration to be issued and/or distributed under this Plan. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and Sections 14.6 and 14.7 of this Plan, the Debtors, with the consent of the Requisite Investors, reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

The only Persons that are entitled to vote on this Plan are the holders of 1.5 Lien Note Claims, First Lien Note Claims, Second Lien Note Claims, and Holdings PIK Note Claims. Such Persons are encouraged to read the Plan and the Disclosure Statement and their respective exhibits and schedules in their entirety before voting to accept or reject the Plan. No materials other than the Disclosure Statement, the respective schedules, notices and exhibits attached thereto and referenced therein have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

ARTICLE I.

DEFINITIONS AND INTERPRETATION

A.	Definitions.

The following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural):

1.1 1.5 Lien Cash Pool means an amount of cash equal to the aggregate Allowed amount of 1.5 Lien Note Claims (excluding any make-whole claim, prepayment penalty, “Applicable Premium” or similar claim) set forth in Section 5.5(a) of the Plan.

1.2 1.5 Lien Note Claims means all Claims (excluding Existing Securities Law Claims) against MPM, as issuer, or any other Debtor as guarantor, arising under the 1.5 Lien Notes and the 1.5 Lien Indenture.

1.3 1.5 Lien Notes mean the 10% Senior Secured Notes due 2020, issued pursuant to the 1.5 Lien Indenture, in the aggregate principal amount of $250 million.

[2]	All capitalized terms used but not defined herein have the meanings set forth in Article I herein.

1.4 1.5 Lien Indenture means that certain indenture dated as of May 25, 2012 (as amended, modified or supplemented from time to time), between MPM, as issuer, and the 1.5 Lien Indenture Trustee, related to the 1.5 Lien Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.5 1.5 Lien Indenture Trustee means Wilmington Trust, N.A. solely in its capacity as indenture trustee under the 1.5 Lien Indenture.

1.6 1.5 Lien Indenture Trustee Claim means all Claims of the 1.5 Lien Indenture Trustee for reasonable and documented fees and expenses under the terms of the 1.5 Lien Indenture to the extent provided for in the Final DIP Order (including, but not limited to, the reasonable and documented fees, costs and expenses incurred by the 1.5 Lien Indenture Trustee’s professionals).

1.7 4(a)(2) Eligible Holder has the meaning set forth in the 4(a)(2) Rights Offering Procedures and the corresponding subscription agreement and subscription form.

1.8 4(a)(2) Rights Offering means the rights offering of 4(a)(2) Subscription Rights to 4(a)(2) Eligible Holders to purchase 27,065,701 shares of New Common Stock to be issued by Reorganized MPM pursuant to the Plan at a price per share of $17.28, for an aggregate purchase price of the 4(a)(2) Rights Offering Amount, to be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act.

1.9 4(a)(2) Rights Offering Amount means $467,695,313.28.

1.10 4(a)(2) Rights Offering Procedures means the procedures governing the 4(a)(2) Rights Offering, which procedures are attached as an exhibit to the Disclosure Statement, and shall be satisfactory to the Debtors and the Requisite Investors.

1.11 4(a)(2) Rights Offering Stock means the 27,065,701 shares of New Common Stock issued pursuant to the 4(a)(2) Rights Offering, including shares issued on account of the Backstop Commitment. The 4(a)(2) Rights Offering Stock shall be subject to dilution from the Management Incentive Plan Securities.

1.12 4(a)(2) Subscription Rights means the non-transferable, non-certificated subscription rights of 4(a)(2) Eligible Holders to purchase shares of 4(a)(2) Rights Offering Stock in connection with the 4(a)(2) Rights Offering on the terms and subject to the conditions set forth in the Plan and the 4(a)(2) Rights Offering Procedures.

1.13 503(b)(9) Claims means Claims that have been timely and properly filed prior to the Bar Date and that are granted administrative expense priority treatment pursuant to section 503(b)(9) of the Bankruptcy Code.

1.14 Ad Hoc Committee of Second Lien Noteholders means the ad hoc committee of certain holders of Second Lien Notes that are signatories to the Backstop Commitment Agreement or RSA represented by Milbank, Tweed, Hadley & McCloy LLP.

1.15 Ad Hoc Committee of Second Lien Noteholders Advisors means Milbank, Tweed, Hadley & McCloy LLP, as counsel to the Ad Hoc Committee of Second Lien Noteholders, Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Committee of Second Lien Noteholders, and other consultants and professionals to the Ad Hoc Committee of Second Lien Noteholders provided for in the Backstop Commitment Agreement or the RSA.

1.16 Administrative Bar Date has the meaning set forth in Section 3.2(a) of this Plan.

1.17 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Reorganization Cases of the kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code (other than a DIP Claim, Fee Claim or U.S. Trustee Fees) incurred during the period from the Petition Date to the Effective Date, including, without limitation: (a) any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ business, and any indebtedness or obligations incurred or assumed by any of the Debtors during the Reorganization Cases; (b) 503(b)(9) Claims; (c) any payment to be made under this Plan to cure a default under an assumed executory contract or unexpired lease; and (d) an Indenture Trustee Claim.

1.18 Allowed Claim or Allowed                      Claim (with respect to a specific type of Claim, if specified) means: (a) any Claim (or a portion thereof) as to which no action to dispute, deny or otherwise limit recovery with respect thereto, or alter the priority thereof (including a claim objection), has been timely commenced within the applicable period of limitation fixed by this Plan or applicable law, or, if an action to dispute, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter priority thereof, has been timely commenced, to the extent such Claim has been allowed (whether in whole or in part) by a Final Order of a court of competent jurisdiction with respect to the subject matter; or (b) any Claim or portion thereof that is allowed (i) in any contract, instrument, or other agreement entered into in connection with the Plan, (ii) pursuant to the terms of the Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to an Administrative Expense Claim only (x) that was incurred by a Debtor in the ordinary course of business during the Reorganization Cases to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (y) that is not otherwise disputed.

1.19 Amended By-Laws means the amended and restated by-laws for the applicable Reorganized Debtor, and the by-laws for Top HoldCo and Intermediate HoldCo, substantially final forms of which will be contained in the Plan Supplement.

1.20 Amended Certificates of Incorporation means the amended and restated certificates of incorporation (or articles of incorporation, as applicable) for the applicable Reorganized Debtor, substantially final forms of which will be contained in the Plan Supplement.

1.21 Amended Shared Services Agreement means (i) the amended and restated Shared Services Agreement or (ii) an amendment to the existing Shared Services Agreement.

1.22 Apollo means Apollo Global Management, LLC and its affiliates that are signatories to the RSA.

1.23 Applicable Premium means (a) with respect to the First Lien Note Claims, “Applicable Premium” as defined in the First Lien Indenture, and (b) with respect to the 1.5 Lien Note Claims, “Applicable Premium” as defined in the 1.5 Lien Indenture.

1.24 Backstop Commitment means the commitment of the Backstop Parties to purchase Unsubscribed Shares as set forth in the Backstop Commitment Agreement.

1.25 Backstop Commitment Agreement means that certain Backstop Commitment Agreement, dated May 9, 2014, by and among the Backstop Parties, MPM and Holdings (on behalf of themselves and the other Debtors) (as amended, modified and/or supplemented from time to time in accordance with the terms therein).

1.26 Backstop Commitment Agreement Order means an order of the Bankruptcy Court authorizing, approving and directing, without limitation, the Debtors’ (a) entry into the Backstop Commitment Agreement and performance of their obligations thereunder, (b) payment of the Commitment Premium (as defined in the Backstop Commitment Agreement) and the expense reimbursement obligations provided for in the Backstop Commitment Agreement, and (c) incurrence of the indemnification obligations provided for in the Backstop Commitment Agreement.

1.27 Backstop Parties means Apollo and the members of the Ad Hoc Committee of Second Lien Noteholders and/or certain of their affiliates, in each case, who are signatories to the Backstop Commitment Agreement (and any Person to whom any Backstop Commitment is transferred in accordance with the terms of the Backstop Commitment Agreement or who otherwise becomes a party to the Backstop Commitment Agreement pursuant to the terms and conditions thereof).

1.28 Ballot means the form approved by the Bankruptcy Court and distributed to holders of impaired Claims entitled to vote on the Plan to be used to indicate their acceptance or rejection of the Plan.

1.29 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

1.30 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Reorganization Cases or any proceeding therein.

1.31 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

1.32 Bar Date means any deadline for filing proofs of Claim, including, without limitation, Claims arising prior to the Petition Date (including 503(b)(9) Claims) and Administrative Expense Claims, as established by an order of the Bankruptcy Court or under the Plan.

1.33 Business Day means any day other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

1.34 Cash means the legal currency of the United States and equivalents thereof.

1.35 Cash Flow Facility means that certain revolving credit facility with maximum aggregate availability of $75 million governed by the Cash Flow Facility Credit Agreement.

1.36 Cash Flow Facility Administrative Agent means JPMorgan Chase Bank, N.A., solely in its capacity as administrative agent under the Cash Flow Facility Credit Agreement.

1.37 Cash Flow Facility Claims means all Claims arising under the Cash Flow Facility Credit Agreement.

1.38 Cash Flow Facility Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of April 24, 2013, among Holdings, MPM, Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GMBH, as German Borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, General Electric Capital Corporation as Designated Lender, and the Cash Flow Facility Administrative Agent.

1.39 Causes of Action means any and all actions, causes of action (including causes of action under sections 510, 544, 545, 546, 547, 548, 549, 550 and 553 of the Bankruptcy Code), suits, accounts, controversies, obligations, judgments, damages, demands, debts, rights, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims (as defined in section 101(5) of the Bankruptcy Code), whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or tort, arising in law, equity or otherwise.

1.40 Claim means any “claim” against any Debtor as defined in section 101(5) of the Bankruptcy Code, including, without limitation, any Claim arising after the Petition Date.

1.41 Claims Agent means Kurtzman Carson Consultants LLC, or any other entity approved by the Bankruptcy Court to act as the Debtors’ claims and noticing agent pursuant to 28 U.S.C. §156(c).

1.42 Class means each category of Claims or Interests established under Article IV of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.43 Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

1.44 Commitment Premium Shares means 1,475,652 shares of New Common Stock to be issued to and allocated among the Backstop Parties in accordance with the Backstop Commitment Agreement pursuant to and as consideration for the obligations under the Backstop Commitment Agreement.

1.45 Competition Laws means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other competition or merger control law.

1.46 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

1.47 Confirmation Hearing means a hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.48 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.49 Creditors’ Committee means the statutory committee of unsecured creditors appointed in the Reorganization Cases in accordance with section 1102 of the Bankruptcy Code, as the same may be constituted from time to time.

1.50 Creditors’ Committee Parties means (i) the Creditors’ Committee, (ii) each of the Creditors’ Committee’s members acting in their respective capacities as members thereof, and (iii) each of the foregoing parties’ current officers, affiliates, partners, directors, employees, agents, members, representatives, advisors and professionals (including any attorneys, consultants, financial advisors, investment bankers and other professionals retained by the Creditors’ Committee or by any member thereof), together with their respective successors and assigns; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Reorganization Cases.

1.51 Cure Amount has the meaning set forth in Section 10.3 of this Plan.

1.52 Cure Dispute has the meaning set forth in Section 10.3 of this Plan.

1.53 Cure Schedule has the meaning set forth in Section 10.3 of this Plan.

1.54 Debtor(s) means, individually or collectively, as the context requires: (a) Juniper Bond Holdings I LLC; (b) Juniper Bond Holdings II LLC; (c) Juniper Bond Holdings III LLC; (d) Juniper Bond Holdings IV LLC; (e) Momentive Performance Materials China SPV Inc.; (f) Holdings; (g) MPM; (h) Momentive Performance Materials Quartz, Inc.; (i) Momentive Performance Materials South America Inc.; (j) Momentive Performance Materials USA Inc.; (k) Momentive Performance Materials Worldwide Inc.; and (l) MPM Silicones, LLC.

1.55 DIP ABL Claims means all Claims or obligations held by the DIP Agent and/or the DIP Lenders arising under or pursuant to the DIP ABL Credit Agreement, including, without limitation, Claims for all principal amounts outstanding, interest, fees, reasonable and documented expenses, costs and other charges of the DIP Agent and the DIP Lenders.

1.56 DIP ABL Credit Agreement means that certain senior secured debtor in possession and exit amended and restated asset-based revolving credit agreement, dated April 15, 2014, by and among Holdings, MPM, Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GMBH, as Germany Silicone Borrower, Momentive Performance Materials Quartz GMBH, as Germany Quartz Borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, certain of the other Debtors, as guarantors, the DIP Agent, and the DIP Lenders, including any and all documents and instruments executed in connection therewith (in each case, as it or they may be amended, modified or supplemented from time to time on the terms and conditions set forth therein).

1.57 DIP ABL Facility means the debtor in possession asset-based revolving loan facility provided under the DIP ABL Credit Agreement.

1.58 DIP Agent means JPMorgan Chase Bank, N.A., solely in its capacity as administrative agent under the DIP Credit Agreements, and any of its successors or assigns.

1.59 DIP Claims means the DIP ABL Claims and the DIP Term Loan Claims.

1.60 DIP Credit Agreements means the DIP ABL Credit Agreement and the DIP Term Loan Credit Agreement.

1.61 DIP Lenders means the lenders party to the DIP Credit Agreements from time to time.

1.62 DIP Term Loan Claims means all Claims or obligations held by the DIP Agent and/or the DIP Lenders arising under or pursuant to the DIP Term Loan Credit Agreement, including, without limitation, Claims for all principal amounts outstanding, interest, fees, reasonable and documented expenses, costs and other charges of the DIP Agent and the DIP Lenders.

1.63 DIP Term Loan Credit Agreement means that certain senior secured debtor in possession term loan agreement, dated April 15, 2014, by and among Holdings, MPM, and Momentive Performance Materials USA Inc., as borrower, certain of the other Debtors, as guarantors, the DIP Agent, and the DIP Lenders, including any and all documents and instruments executed in connection therewith (in each case, as it or they may be amended, modified or supplemented from time to time on the terms and conditions set forth therein).

1.64 Disallowed means a finding of the Bankruptcy Court in a Final Order, or provision in the Plan providing, that a Disputed Claim shall not be an Allowed Claim.

1.65 Disbursing Agent means the entity or entities, which may be a Reorganized Debtor, designated by the Debtors or the Reorganized Debtors, as applicable, with the consent of the Requisite Investors, to distribute the Plan Consideration, the Commitment Premium Shares, the Rights Offering Stock and, to the extent applicable, the Replacement First Lien Notes and/or Replacement 1.5 Lien Notes. For the avoidance of doubt, the Indenture Trustees shall serve as Disbursing Agent for holders of Allowed Claims under each respective Indenture.

1.66 Disclosure Statement means the disclosure statement that relates to this Plan, including all exhibits and schedules annexed thereto or referred to therein (in each case, as it or they may be amended, modified, or supplemented from time to time), provided, that the Disclosure Statement shall be in form and substance satisfactory to the Debtors and the Requisite Investors.

1.67 Disclosure Statement Hearing means a hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement as containing adequate information as required by section 1125 of the Bankruptcy Code, as the same may be adjourned or continued from time to time.

1.68 Disclosure Statement Order means an order of the Bankruptcy Court approving the Disclosure Statement as having adequate information in accordance with section 1125 of the Bankruptcy Code.

1.69 Disputed means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) (i) has not been scheduled by the Debtors in their Schedules, or has been scheduled in a lesser amount or priority than the amount or priority asserted by the holder of such Claim or Interest or (ii) has been scheduled as contingent, unliquidated or disputed and for which no proof of claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by Final Order.

1.70 Distribution Date means: (a) with respect to Cash Flow Facility Claims, DIP Claims and Second Lien Note Claims, the Effective Date, (b) with respect to First Lien Note Claims, 1.5 Lien Note Claims and Holdings PIK Note Claims, the Effective Date (or as soon thereafter as reasonably practicable), (c) with respect to Administrative Expense Claims, Priority Non-Tax Claims, U.S. Trustee Fees, Priority Tax Claims, Other Secured Claims, and General Unsecured Claims, the date that is the latest of: (i) the Effective Date (or any date within fifteen (15) days thereafter); (ii) the date such Claim would be due and payable in the ordinary course of business; and (iii) the date that is fifteen (15) days after such Claim becomes an Allowed Claim or otherwise becomes payable under the Plan (or, if such date is not a Business Day, on the next Business Day thereafter), and (d) with respect to Fee Claims, the date (or as soon thereafter as reasonably practicable) that such Claims are allowed by Final Order.

1.71 Distribution Record Date means, with respect to all Classes for which Plan Distributions are to be made, [the third Business Day after the Confirmation Date] or such other later date as shall be established by the Bankruptcy Court in the Confirmation Order.

1.72 DTC means The Depository Trust Company.

1.73 Effective Date means the date specified by the Debtors in a notice filed with the Bankruptcy Court as the date on which the Plan shall take effect, which date shall be the first Business Day on which all of the conditions set forth in Section 11.1 hereof have been satisfied or waived and no stay of the Confirmation Order is in effect.

1.74 ERISA means the Employee Retirement Income Security Act of 1974.

1.75 Estate means each estate created in the Reorganization Cases pursuant to section 541 of the Bankruptcy Code.

1.76 Estimation Order means an order or orders of the Bankruptcy Court estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the allowed amount of any Claim. The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

1.77 Existing Holdings Interests means the Interests in Holdings outstanding immediately prior to the Effective Date.

1.78 Existing Interests means the Existing Holdings Interests and the Existing MPM Interests.

1.79 Existing Management Agreement means that certain Management Fee Agreement, dated as of December 14, 2006, by and among Momentive Performance Materials Holdings Inc. and certain affiliates of Apollo.

1.80 Existing MPM Interests means the Interests in MPM outstanding immediately prior to the Effective Date.

1.81 Existing Securities Law Claim means any Claim, whether or not the subject of an existing lawsuit: (a) arising from rescission of a purchase or sale of any debt or equity securities of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of any such security; (c) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, any attorneys’ fees, other charges, or costs incurred on account of the foregoing Claims; or (d) reimbursement, contribution, or indemnification on account of any such Claim.

1.82 Exit Facilities means the New ABL Facility and the New First Lien Term Loan Facility.

1.83 Federal Judgment Rate means the interest rate applicable to a judgment entered on the Petition Date that is subject to 28 U.S.C. § 1961, as determined in accordance with that statute.

1.84 Fee Claim means a Claim by a Professional Person for compensation, indemnification or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Reorganization Cases, including, without limitation, in connection with final fee applications of such Professional Persons.

1.85 Final DIP Order means that certain Final Order Under 11 U.S.C. §§ 105, 361, 362, 363(c), 363(d), 364(c), 364(d), 364(e) and 507 and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Adequate Protection to Prepetition Secured Lenders and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b) and 4001(c) [Docket No. 253], as amended, modified or supplemented by the Bankruptcy Court from time to time.

1.86 Final Order means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment; provided, further, that the susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code shall not render a Final Order not a Final Order.

1.87 First Lien Cash Pool means an amount of cash equal to the aggregate Allowed amount of First Lien Note Claims (excluding any make-whole claim, prepayment penalty, “Applicable Premium” or similar claim) set forth in Section 5.4(a) of the Plan.

1.88 First Lien Note Claims means all Claims (excluding Existing Securities Law Claims) against MPM, as issuer, or any other Debtor as guarantor, arising under the First Lien Notes and the First Lien Indenture.

1.89 First Lien Notes mean the 8.875% First-Priority Senior Secured Notes due 2020, issued pursuant to the First Lien Indenture, in the original aggregate principal amount of $1.1 billion.

1.90 First Lien Indenture means that certain indenture, dated as of October 25, 2012 (as amended, modified or supplemented from time to time), between MPM, as issuer, and the First Lien Indenture Trustee, related to the First Lien Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.91 First Lien Indenture Trustee means BOKF, N.A., solely in its capacity as successor indenture trustee under the First Lien Indenture.

1.92 First Lien Indenture Trustee Claim means all Claims of the First Lien Indenture Trustee for reasonable and documented fees and expenses under the terms of the First Lien Indenture to the extent provided for in the Final DIP Order (including, but not limited to, the reasonable and documented fees, costs and expenses incurred by the First Lien Indenture Trustee’s professionals).

1.93 General Unsecured Claim means any Claim other than: (a) a Secured Claim, including DIP Claims, Other Secured Claims, Cash Flow Facility Claims, First Lien Note Claims, and 1.5 Lien Note Claims; (b) an Administrative Expense Claim; (c) a Fee Claim; (d) a Priority Tax Claim; (e) a Priority Non-Tax Claim; (f) a Senior Subordinated Note Claim; (g) a Holdings PIK Note Claim; (h) an Intercompany Claim; (i) an Existing Securities Law Claim; (j) a Second Lien Note Claim; and (k) U.S. Trustee Fees.

1.94 Holdings means Momentive Performance Materials Holdings Inc.

1.95 Holdings PIK Note means that certain pay-in-kind unsecured 11% Senior Discount Note, dated December 4, 2006, due June 4, 2017, with an original principal amount of $400 million.

1.96 Holdings PIK Note Claims means all Claims arising under the Holdings PIK Note.

1.97 Incremental Facility means either (a) a new second lien secured bridge loan facility of no less than $250 million, or (b) senior second-priority secured notes issued by Reorganized MPM in a Rule 144A or other private placement yielding $250 million in aggregate gross cash proceeds, which the Debtors shall enter into or issue as of the Effective Date to the extent that the 1.5 Lien Note Claims are paid in Cash pursuant to Section 5.5(b)(i) hereof.

1.98 Indebtedness of a Person means (a) indebtedness for borrowed money; (b) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) liabilities under or in connection with interest rate swaps, collars, caps and similar hedging arrangements; (d) liabilities under or in connection with off balance sheet financing arrangements or synthetic leases; (e) the amount of all capitalized lease obligations of such Person that are required to appear on a balance sheet prepared in accordance with GAAP; and (f) any amounts guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse) or other amounts for which such Person is indirectly liable as guarantor, surety or otherwise.

1.99 Indenture Trustee Claims means, collectively, all 1.5 Lien Indenture Trustee Claims, First Lien Indenture Trustee Claims, and Second Lien Indenture Trustee Claims.

1.100 Indenture Trustees means collectively, the First Lien Indenture Trustee, the 1.5 Lien Indenture Trustee and the Second Lien Indenture Trustee.

1.101 Indentures means collectively, the First Lien Indenture, the 1.5 Lien Indenture and the Second Lien Indenture.

1.102 Insurance Contracts has the meaning set forth in Section 7.12(b) of this Plan.

1.103 Insured Claims has the meaning set forth in Section 7.12(b) of this Plan.

1.104 Intercompany Claim means any Claim (including an Administrative Expense Claim), Cause of Action, or remedy asserted against a Debtor by (a) another Debtor, or (b) a non-Debtor direct or indirect subsidiary of a Debtor.

1.105 Intercompany Interest means any Interest held by a Debtor in another Debtor, other than an Existing Interest.

1.106 Intermediate HoldCo means a newly formed Delaware corporation which shall be the direct parent of Reorganized MPM following the transactions effectuated pursuant to this Plan.

1.107 Intermediate HoldCo Certificate of Incorporation means the certificate of incorporation of Intermediate HoldCo.

1.108 Intermediate HoldCo Common Stock means shares of common stock in Intermediate HoldCo.

1.109 Interest means the interest (whether legal, equitable, contractual or otherwise) of any holders of any class of equity securities of any of the Debtors represented by shares of common or preferred stock or other instruments evidencing an ownership interest in any of the Debtors, whether or not certificated, transferable, voting or denominated “stock” or a similar security, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

1.110 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.111 Management Incentive Plan means the management equity incentive plan to be established by the Board of Reorganized MPM, with terms and conditions (including amount) satisfactory to the Requisite Investors, to be established by the Board of Top HoldCo, pursuant to which an amount of up to 7.5% of the Top HoldCo Common Stock, on a fully diluted basis, shall be reserved for issuance.

1.112 Management Incentive Plan Securities means the Top HoldCo Common Stock, or any options, warrants, or other securities convertible into Top HoldCo Common Stock, issued pursuant to the Management Incentive Plan.

1.113 MPM means Momentive Performance Materials Inc., a Delaware corporation.

1.114 MSC means Momentive Specialty Chemicals Inc., a New Jersey corporation.

1.115 Net Debt Amount means the aggregate amount of Indebtedness of Reorganized MPM and its subsidiaries, less the aggregate amount of cash, cash equivalents and marketable securities (other than cash classified as restricted cash in accordance with GAAP) of Reorganized MPM and its subsidiaries, in each case, that are projected to exist as of the time immediately following the Effective Date, calculated within [five (5)] days prior to the Effective Date.

1.116 New ABL Agent means JPMorgan Chase Bank, N.A., solely in its capacity as administrative agent under the New ABL Credit Agreement, and any of its successors or assigns.

1.117 New ABL Credit Agreement means, on and after the Effective Date, that certain senior secured debtor in possession and exit amended and restated asset-based revolving credit agreement, dated April 15, 2014, by and among Holdings, MPM, Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GMBH, as Germany Silicone Borrower, Momentive Performance Materials Quartz GMBH, as Germany Quartz Borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, certain of the other Debtors, as guarantors, the DIP Agent, and the DIP Lenders, including any and all documents and instruments executed in connection therewith (in each case, as it may be amended, modified or supplemented from time to time on the terms and conditions set forth therein).

1.118 New ABL Facility means the exit asset-based revolving loan facility provided under the New ABL Credit Agreement as of the Effective Date.

1.119 New ABL Facility Arrangers means the joint lead arrangers of the New ABL Facility.

1.120 New ABL Lenders means the lenders party to the New ABL Credit Agreement.

1.121 New Common Stock means, collectively, 70,000,000 shares of authorized common stock of Reorganized MPM, par value $0.01, of which an amount equaling the Total Outstanding Shares will be issued by Reorganized MPM in connection with the implementation of, and as authorized by, this Plan, and which will automatically be exchanged for Top HoldCo Common Stock pursuant to Section 7.8(a) of this Plan.

1.122 New First Lien Agent means JPMorgan Chase Bank, N.A., solely in its capacity as the administrative agent under the New First Lien Term Loan Agreement, and any of its successors or assigns.

1.123 New First Lien Lenders means the lenders party to the New First Lien Term Loan Agreement.

1.124 New First Lien Term Loan Agreement means that certain first lien term loan agreement, by and among reorganized Momentive Performance Materials USA Inc., as borrower, those entities identified as “guarantors” in the New First Lien Term Loan Agreement, the New First Lien Agent, and the New First Lien Lenders, including any and all documents and instruments executed in connection therewith, in form and substance reasonably satisfactory to the New First Lien Term Loan Facility Arrangers and the New First Lien Agent (in each case, as it or they may be amended, modified or supplemented from time to time on the terms and conditions set forth therein), to be dated as of the Effective Date, the principal terms of which shall be contained in the Plan Supplement.

1.125 New First Lien Term Loan Facility means the first lien term loan facility, the terms of which shall be set forth in the New First Lien Term Loan Agreement, which shall be in the original principal amount of $1,000,000,000 and shall be funded by the New First Lien Lenders on the Effective Date.

1.126 New First Lien Term Facility Arrangers means the joint lead arrangers of the New First Lien Term Loan Facility.

1.127 Other Secured Claim means any Secured Claim against a Debtor other than DIP Claims, Cash Flow Facility Claims, First Lien Note Claims, 1.5 Lien Note Claims, and Second Lien Note Claims.

1.128 Pension Plan means the Momentive Performance Materials Pension Plan.

1.129 Person means any individual, corporation, partnership, association, indenture trustee, limited liability company, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity or organization of whatever nature.

1.130 Petition Date means April 13, 2014, the date on which the Debtors commenced the Reorganization Cases.

1.131 PBGC means the Pension Benefit Guaranty Corporation.

1.132 Plan means this joint chapter 11 plan proposed by the Debtors, including, without limitation, all applicable exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules and the terms hereof; provided, that the Plan shall be in form and substance satisfactory to the Debtors and the Requisite Investors.

1.133 Plan Consideration means Cash, New Common Stock or Top HoldCo Common Stock, as applicable, or, to the extent applicable, Replacement 1.5 Lien Notes or Replacement First Lien Notes, as the context requires.

1.134 Plan Distribution means the distribution under the Plan of Plan Consideration.

1.135 Plan Documents means the documents, other than the Plan, to be executed, delivered, assumed, and/or performed in connection with the consummation of the Plan, including, without limitation, the documents to be included in the Plan Supplement, the Backstop Commitment Agreement, any and all exhibits to the Plan and the Disclosure Statement; provided, that each of the Plan Documents shall be in form and substance satisfactory to the Debtors and the Requisite Investors.

1.136 Plan Enterprise Value means $2,200,000,000.

1.137 Plan Equity Value means the Plan Enterprise Value minus the Net Debt Amount.

1.138 Plan Supplement means the supplemental appendix to this Plan, to be filed no later than ten (10) calendar days prior to the deadline for Ballots to be received in connection with voting to accept or reject the Plan, which may contain, among other things, draft forms, signed copies, or summaries of material terms, as the case may be, of (i) the New First Lien Term Loan Agreement, (ii) the New ABL Credit Agreement, (iii) the Registration Rights Agreement, (iv) the Amended Certificates of Incorporation, the Top HoldCo Certificate of Incorporation and the Intermediate HoldCo Certificate of Incorporation, (v) the Amended By-laws, (vi) Replacement 1.5 Lien Notes, (vii) the Replacement First Lien Notes, (viii) the list of proposed officers and directors of the Reorganized Debtors, Intermediate HoldCo and Top HoldCo, (ix) the Post-Emergence Incentive Plan and (x) the Schedule of Rejected Contracts and Leases, and additional documents filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement; provided, that each of the documents in the Plan Supplement (whether or not set forth above) shall be in form and substance consistent with the RSA and satisfactory to the Debtors and the Requisite Investors.

1.139 Post-Emergence Incentive Plan means the bonus plan, acceptable to the Requisite Investors, which provides for the payment of certain incentive bonuses to certain employees of the Reorganized Debtors, a description of which will be filed in the Plan Supplement.

1.140 Prepetition Administrative Agent means JPMorgan Chase Bank, N.A. or any successor, in its respective capacities as administrative agent (including as the Cash Flow Facility Administrative Agent), collateral agent, intercreditor agent, designated or authorized representative, or other agent or representative under (i) the Cash Flow Facility Credit Agreement, (ii) the Asset-Based Revolving Credit Agreement, dated as of April 24, 2013 (the

“Prepetition ABL Credit Agreement”), among Holdings, MPM, Momentive Performance Materials USA Inc., as U.S. Borrower, Momentive Performance Materials GMBH, as a German Borrower, Momentive Performance Materials Quartz GMBH, as a German Borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian Borrower, the lenders party thereto (the “Prepetition ABL Lenders”) and the Prepetition Administrative Agent and (iii) any loan or collateral document or intercreditor agreement related to the Cash Flow Facility Credit Agreement, the Prepetition ABL Credit Agreement, or any other indebtedness of the Debtors as applicable.

1.141 Priority Non-Tax Claim means any Claim, other than an Administrative Expense Claim, a Fee Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.142 Priority Tax Claim means any Claim of a governmental unit (as defined in section 101(27) of the Bankruptcy Code) of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.143 Professional Person(s) means all Persons retained by order of the Bankruptcy Court in connection with the Reorganization Cases, pursuant to sections 327, 328, 330 or 1103 of the Bankruptcy Code, excluding any ordinary course professionals retained pursuant to order of the Bankruptcy Court.

1.144 Pro Rata Share means with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class.

1.145 Registration Rights Agreement means the registration rights agreement with respect to the Top HoldCo Common Stock, substantially in the form contained in the Plan Supplement.

1.146 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

1.147 Released Parties means, collectively, and each solely in its capacity as such: (a) the Debtors and their respective non-Debtor subsidiaries; (b) the DIP Agent; (c) the DIP Lenders; (d) each of the Backstop Parties; (e) the Ad Hoc Committee of Second Lien Noteholders and each current and former member thereof, including without limitation those entities listed on Schedule 1 to this Plan, which Schedule 1 shall be supplemented with additional entities, if any, in the Plan Supplement or otherwise prior to the Effective Date; (f) each current and former Backstop Party, including without limitation those entities listed on Schedule 1, which Schedule 1 shall be supplemented with additional entities, if any, in the Plan Supplement or otherwise prior to the Effective Date; (g) Apollo; (h) MSC; (i) Momentive Performance Materials Holdings LLC; (j) the New ABL Facility Arrangers, the New ABL Agent and the New ABL Lenders; (k) the New First Lien Term Loan Facility Arrangers, the New First Lien Agent and the New First Lien Lenders; (l) the Second Lien Indenture Trustee; (m) the Creditors’ Committee Parties; (n) the Prepetition Administrative Agent and the Prepetition ABL Lenders; and (o) each of the foregoing parties’ current officers, affiliates, partners, directors, employees, agents, members, advisors and professionals (including any attorneys, consultants, financial advisors, investment bankers and other professionals retained by such Persons and, for the avoidance of doubt, the Ad Hoc Committee of Second Lien Noteholders Advisors), together with their respective successors and assigns; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Reorganization Cases and the transactions contemplated by the Plan; provided, further, that no Person shall be a Released Party if it objects to and/or opts out of the releases provided for in Article XII of this Plan.

1.148 Reorganization Cases means the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court and captioned In re MPM Silicones, LLC, et al., No. 14-22503 (RDD) (Jointly Administered).

1.149 Reorganized Debtor means the applicable reorganized Debtor or any successors thereto by merger, consolidation or otherwise, on and after the Effective Date, after giving effect to the restructuring transactions occurring on the Effective Date in accordance with this Plan.

1.150 Reorganized MPM means MPM on and after the Effective Date.

1.151 Replacement 1.5 Lien Notes means notes that may be issued by the Debtors or Reorganized Debtors to the holders of the 1.5 Lien Note Claims on terms, to be disclosed in the Plan Supplement and otherwise acceptable to the Requisite Investors.

1.152 Replacement First Lien Notes means notes that may be issued by the Debtors or Reorganized Debtors to the holders of the First Lien Note Claims on terms, to be disclosed in the Plan Supplement and otherwise acceptable to the Requisite Investors.

1.153 Requisite Investors means (a) members of the Ad Hoc Committee of Second Lien Noteholders holding at least a majority of the aggregate Backstop Commitments provided by all members of the Ad Hoc Committee of Second Lien Noteholders as of the date on which the consent of such members is solicited; and (b) Apollo; provided that in the case of a consent to changes in respect of Selected Economic Terms (as defined in the Backstop Commitment Agreement), “Requisite Investors” means solely members of the Ad Hoc Committee of Second Lien Noteholders holding a majority of the aggregate of the Backstop Commitments provided by all members of the Ad Hoc Committee of Second Lien Noteholders as of the date on which the consent of such members is solicited; provided further, that for the purposes of this definition, each Backstop Party shall be deemed to hold the Backstop Commitments held by such Backstop Party’s Related Purchasers (as defined in the Backstop Commitment Agreement).

1.154 Rights Exercise Price means the purchase price for each share of Rights Offering Stock, as set forth in the applicable Rights Offering Procedures and approved by the Bankruptcy Court. The Rights Exercise Price for the Rights Offering Stock will be set at $17.28 per share of New Common Stock.

1.155 Rights Offerings means the Section 1145 Rights Offering and the 4(a)(2) Rights Offering.

1.156 Rights Offering Amount means $600 million, consisting of $132,304,682.88, as the Section 1145 Rights Offering Amount, and $467,695,313.28, as the 4(a)(2) Rights Offering Amount.

1.157 Rights Offering Procedures means the Section 1145 Rights Offering Procedures and the 4(a)(2) Rights Offering Procedures.

1.158 Rights Offering Stock means the Section 1145 Rights Offering Stock and the 4(a)(2) Rights Offering Stock.

1.159 RSA means that certain Restructuring Support Agreement dated April 13, 2014, inclusive of all exhibits thereto, by and among the Debtors, Apollo and the members of the Ad Hoc Committee of Second Lien Noteholders and any other Person that may become a party to such agreement pursuant to its terms.

1.160 RSA Order means an order of the Bankruptcy Court authorizing and directing the Debtors to assume the RSA.

1.161 Schedule of Rejected Contracts and Leases means a schedule of the contracts and leases to be rejected pursuant to section 365 of the Bankruptcy Code and Section 10.1 hereof, which shall be contained in the Plan Supplement.

1.162 Schedules means the schedules of assets and liabilities filed in the Reorganization Cases, as amended or supplemented from time to time.

1.163 Second Lien Indenture means that certain indenture dated as of November 5, 2010 (as amended, modified or supplemented from time to time), between MPM, as issuer, and the Second Lien Indenture Trustee, related to the Second Lien Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.164 Second Lien Indenture Trustee means Wilmington Savings Fund Society, FSB, solely in its capacity as indenture trustee under the Second Lien Indenture.

1.165 Second Lien Indenture Trustee Claim means all Claims of the Second Lien Indenture Trustee for reasonable and documented fees and expenses under the terms of the Second Lien Indenture (including, but not limited to, the reasonable and documented fees, costs and expenses incurred by the Second Lien Indenture Trustee’s professionals).

1.166 Second Lien Intercreditor Agreement means that certain intercreditor agreement dated November 16, 2012, to which JPMorgan Chase Bank, N.A. (or any successor agent), and MPM are party.

1.167 Second Lien Note Claims means all Claims (excluding Existing Securities Law Claims) against MPM, as issuer, or any other Debtor as guarantor, arising under the Second Lien Notes and the Second Lien Indenture (and related documents).

1.168 Second Lien Notes mean the $1,161,000,000 of 9% Second-Priority Springing Lien Notes due 2021 and €133,000,000 9.5% Second-Priority Springing Lien Notes due 2021, issued pursuant to the Second Lien Indenture, plus any accrued and unpaid interest arising prior to the Petition Date.

1.169 Second Lien Notes Equity Distribution means New Common Stock to be issued by Reorganized MPM on the Effective Date to the holders of Allowed Second Lien Note Claims pursuant to the Plan, equaling the Total Outstanding Shares, minus the total number of shares constituting the Rights Offering Stock and the Commitment Premium Shares, subject to dilution by the Management Incentive Plan Securities.

1.170 Section 1145 Eligible Holder has the meaning set forth in the Section 1145 Rights Offering Procedures and the corresponding subscription agreement and subscription form.

1.171 Section 1145 Rights Offering means the offering of Section 1145 Subscription Rights to Section 1145 Eligible Holders to purchase 7,656,521 shares of New Common Stock to be issued by Reorganized MPM pursuant to the Plan at a price per share of $17.28, for an aggregate purchase price of the Section 1145 Rights Offering Amount, to be conducted in reliance upon the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code.

1.172 Section 1145 Rights Offering Amount means $132,304,682.88.

1.173 Section 1145 Rights Offering Procedures means the procedures governing the Section 1145 Rights Offering, which procedures are attached as an exhibit to the Disclosure Statement, and shall be satisfactory to the Debtors and the Requisite Investors.

1.174 Section 1145 Rights Offering Stock means the 7,656,521 shares of New Common Stock issued pursuant to the Section 1145 Rights Offering, including shares issued on account of the Backstop Commitment. The Section 1145 Rights Offering Stock shall be subject to dilution from the Management Incentive Plan Securities.

1.175 Section 1145 Subscription Rights means the non-transferable, non-certificated subscription rights of Section 1145 Eligible Holders to purchase shares of Section 1145 Rights Offering Stock in connection with the Section 1145 Rights Offering on the terms and subject to the conditions set forth in the Plan and the Section 1145 Rights Offering Procedures.

1.176 Secured Claim means a Claim: (a) that is secured by a valid, perfected and enforceable Lien on Collateral, to the extent of the value of the Claim holder’s interest in such Collateral as of the Confirmation Date; or (b) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.177 Securities Act means the Securities Act of 1933, as amended.

1.178 Senior Subordinated Indenture means that certain indenture dated as of December 4, 2006 (as amended, modified or supplemented from time to time), between MPM, as issuer, and the Senior Subordinated Indenture Trustee, related to the Senior Subordinated Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, modified or supplemented from time to time).

1.179 Senior Subordinated Indenture Trustee means U.S. Bank National Association, solely in its capacity as indenture trustee under the Senior Subordinated Indenture.

1.180 Senior Subordinated Note Claims means all Claims (excluding Existing Securities Law Claims) against MPM, as issuer, or any other Debtor as guarantor, arising under the Senior Subordinated Notes and the Senior Subordinated Indenture (and related documents).

1.181 Senior Subordinated Notes mean the 11.5% Senior Subordinated Notes due 2016, in an aggregate principal amount of approximately $382 million, issued pursuant to the Senior Subordinated Indenture.

1.182 Shared Services Agreement means that certain Amended and Restated Shared Services Agreement, dated as of March 17, 2011, between MPM and MSC.

1.183 SIR Claim means the unsatisfied portion of any self-insured retention as of the date a Claim is Allowed to the extent the Debtors have insurance with respect to such Claim.

1.184 Subscription Rights means Section 1145 Subscription Rights and the 4(a)(2) Subscription Rights.

1.185 Subsidiary means any corporation, association or other business entity of which at least the majority of the securities or other ownership interest is owned or controlled by a Debtor and/or one or more subsidiaries of the Debtor.

1.186 Top HoldCo means a newly formed Delaware corporation which shall be the direct parent of Intermediate HoldCo following the transactions effectuated pursuant to this Plan.

1.187 Top HoldCo Certificate of Incorporation means the certification of incorporation of Top HoldCo.

1.188 Top HoldCo Common Stock means, collectively, 70,000,000 shares of authorized common stock of Top HoldCo, par value $0.01, of which an amount equaling the Total Outstanding Shares will be issued by Top HoldCo in connection with the implementation of, and as authorized by, this Plan, including Section 7.8(a).

1.189 Total Outstanding Shares means a number of shares, which shall equal the Plan Equity Value, divided by $20.33, rounded to the nearest whole share.

1.190 U.S. Trustee means the United States Trustee for the Southern District of New York.

1.191 U.S. Trustee Fees means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

1.192 Unsubscribed Shares means shares of Rights Offering Stock that are not timely, duly and validly subscribed and paid for by the holders of Allowed Second Lien Note Claims in accordance with the applicable Rights Offering Procedures.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan. The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns.

C.	Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. The documents contained in the exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or via the Claims Agent’s website at www.kccllc.net/MPM, or obtain a copy of the Plan Documents by a written request sent to the Claims Agent at the following address:

Kurtzman Carson Consultants 2335 Alaska Avenue El Segundo, CA 90245 Telephone: 888-249-2792

ARTICLE II.

CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES

2.1. Settlement of Certain Inter-Creditor Issues.

The treatment of Claims and Interests under this Plan represents, among other things, the settlement and compromise of certain potential inter-creditor disputes.

2.2. Formation of Debtor Groups for Convenience Purposes.

The Plan groups the Debtors together solely for purposes of describing treatment under the Plan, confirmation of the Plan and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets; and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities.

2.3. Intercompany Claims.

Notwithstanding anything to the contrary herein, on the Effective Date, with the consent of the Requisite Investors, or after the Effective Date, any and all Intercompany Claims will be reinstated, adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, cancelled or discharged to the extent reasonably determined appropriate by the Reorganized Debtors, subject to the terms of the Exit Facilities. Any such transaction may be effected on the Effective Date, with the consent of the Requisite Investors, or subsequent to the Effective Date without any further action by the Bankruptcy Court or by the stockholders of any of the Reorganized Debtors. Notwithstanding the foregoing, any claims of Holdings against any other Debtors shall only be released, cancelled or discharged following payment by Holdings of all amounts required by Section 5.9 of this Plan.

ARTICLE III.

ADMINISTRATIVE EXPENSE CLAIMS,

FEE CLAIMS, U.S. TRUSTEE FEES AND PRIORITY TAX CLAIMS

The Plan constitutes a joint plan of reorganization for all of the Debtors. All Claims and Interests, except DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims, are placed in the Classes set forth in Article IV below. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified, and the holders thereof are not entitled to vote on this Plan. A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving Plan Distributions only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise settled prior to the Effective Date.

3.1. DIP Claims.

(a) DIP Term Loan Claims.

The DIP Term Loan Claims shall be deemed to be Allowed Claims under the Plan. In full satisfaction, settlement, release and discharge of the Allowed DIP Term Loan Claims, on the Effective Date, all Allowed DIP Term Loan Claims shall be paid in full in Cash. Upon payment and satisfaction in full of all Allowed DIP Term Loan Claims, all Liens and security interests granted to secure such obligations, whether Claims in the Reorganization Cases or otherwise, shall be terminated and of no further force or effect. All of the Debtors’ contingent or unliquidated obligations under the DIP Term Loan Credit Agreement, including, without limitation, under Sections 2.15, 2.16, 2.17 and 9.05, to the extent any such obligation has not been paid in full in Cash on the Effective Date, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

(b) DIP ABL Claims.

The DIP ABL Claims shall be deemed to be Allowed Claims under the Plan. The DIP ABL Claims shall be satisfied in full by either: (a) the conversion on the Effective Date of the DIP ABL Facility into the New ABL Facility in accordance with the terms and conditions of the DIP ABL Credit Agreement; or (b) the termination of all commitments, payment in full in Cash of all outstanding obligations and cash collateralization, return or backstopping of all letters of credit issued thereunder in a manner satisfactory to the DIP Agent. If the DIP ABL Claims are satisfied in full pursuant to clause (b) of the immediately preceding sentence, (i) all Liens and security interests granted to secure such obligations, whether Claims in the Reorganization Cases or otherwise, shall be terminated and of no further force or effect and (ii) all of the Debtors’ contingent or unliquidated obligations under the DIP ABL Credit Agreement, including, without limitation, under Section 2.15, 2.16, 2.17 and 9.05, to the extent any such obligation has not been paid in full in Cash on the Effective Date, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

3.2. Administrative Expense Claims.

(a) Time for Filing Administrative Expense Claims.

The holder of an Administrative Expense Claim, other than the holder of:

(i)	a DIP Claim;

(ii)	a Fee Claim;

(iii)	a 503(b)(9) Claim;

(iv)	an Administrative Expense Claim that has been Allowed on or before the Effective Date;

(v)	an Administrative Expense Claim for an expense or liability incurred and payable in the ordinary course of business by a Debtor;

(vi)	an Administrative Expense Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court;

(vii)	an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses;

(viii)	a claim for adequate protection arising under the Final DIP Order; or

(ix)	an Indenture Trustee Claim

must file with the Bankruptcy Court and serve on the Debtors or Reorganized Debtors (as the case may be), the Claims Agent, and the Office of the U.S. Trustee, proof of such Administrative Expense Claim within thirty (30) days after the Effective Date (the “Administrative Bar Date”). Such proof of Administrative Expense Claim must include at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the holder of the Administrative Expense Claim; (iii) the asserted amount of the Administrative Expense Claim; (iv) the basis of the Administrative Expense Claim; and (v) supporting documentation for the Administrative Expense Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED.

(b) Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive from the applicable Reorganized Debtor Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by any of the Debtors, as debtors in possession, shall be paid by the applicable Debtor or Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities.

Any Claim related to fees and expenses, contribution or indemnification obligations, payable or owing by the Debtors to Apollo or the Ad Hoc Committee of Second Lien Noteholders, its members or the Backstop Parties under the RSA and Backstop

Commitment Agreement shall constitute an Allowed Administrative Expense Claim and shall be paid in Cash on the Effective Date without the need to file a proof of such Claim with the Bankruptcy Court in accordance with Section 3.2(a) hereof and without further order of the Bankruptcy Court.

In the case of Indenture Trustee Claims, such Claims will be paid in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a fee application with the Bankruptcy Court, with copies to be provided to the Backstop Parties) but no later than the Effective Date; provided, that such fees, costs and expenses must be reimbursable under the terms of the applicable indenture; and provided, further, that the applicable indenture trustee will receive payment in the ordinary course of business (subject to the Reorganized Debtors’ prior receipt of invoices and reasonable documentation in connection therewith) for all reasonable fees, costs, and expenses incurred after the Effective Date in connection with the implementation of any provisions of this Plan. In the event of a dispute with respect to all or a portion of an Indenture Trustee Claim, the Debtors shall pay the undisputed amount of such Indenture Trustee Claim, and segregate Cash in the amount of the remaining portion of such Claim until such dispute is resolved by the parties or by the Bankruptcy Court.

3.3. Fee Claims.

(a) Time for Filing Fee Claims.

Any Professional Person seeking allowance of a Fee Claim shall file, with the Bankruptcy Court, its final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date and in connection with the preparation and prosecution of such final application no later than forty-five (45) calendar days after the Effective Date. Objections to such Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) calendar days after the Effective Date or such other date as established by the Bankruptcy Court.

(b) Treatment of Fee Claims.

All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid in full in Cash in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) fourteen (14) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Reorganized Debtors. On the Effective Date, to the extent known, the Reorganized Debtors shall reserve and hold in a segregated account Cash in an amount equal to all accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Fee Claims have been either Allowed and paid in full or Disallowed by Final Order, at which time any remaining Cash in the segregated account shall become the sole and exclusive property of the Reorganized Debtors.

3.4. U.S. Trustee Fees.

The Debtors or Reorganized Debtors, as applicable, shall pay all outstanding U.S. Trustee Fees of a Debtor on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Reorganization Case, the applicable Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise.

3.5. Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, with the consent of the Requisite Investors, in the Debtors’ or Reorganized Debtors’ discretion, either: (a) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim; or (b) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim (with any interest to which the holder of such Priority Tax Claim may be entitled calculated in accordance with section 511 of the Bankruptcy Code); provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as they become due.

ARTICLE IV.

CLASSIFICATION OF CLAIMS AND INTERESTS

4.1. Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are: (a) impaired or unimpaired by this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (c) deemed to accept or reject this Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	No	No (Deemed to accept)
Class 2	Other Secured Claims	No	No (Deemed to accept)
Class 3	Cash Flow Facility Claims	No	No (Deemed to accept)
Class 4	First Lien Note Claims	Yes[3]	Yes
Class 5	1.5 Lien Note Claims	Yes[4]	Yes
Class 6	Second Lien Note Claims	Yes	Yes

[3]	The Debtors reserve the right to assert that the treatment provided to holders of First Lien Note Claims and 1.5 Lien Note Claims pursuant to Sections 5.4 and 5.5 of the Plan renders such holders unimpaired.
[4]	See footnote 3.

Class	Designation	Impairment	Entitled to Vote
Class 7	General Unsecured Claims	No	No (Deemed to accept)
Class 8	Senior Subordinated Note Claims	Yes	No (Deemed to reject)
Class 9	Holdings PIK Note Claims	Yes	Yes
Class 10	Existing Securities Law Claims	Yes	No (Deemed to reject)
Class 11	Existing Interests	Yes	No (Deemed to reject)

4.2. Unimpaired Classes of Claims.

The following Classes of Claims are unimpaired and, therefore, deemed to have accepted this Plan and are not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code:

(a)	Class 1: Class 1 consists of all Priority Non-Tax Claims.

(b)	Class 2: Class 2 consists of all Other Secured Claims.

(c)	Class 3: Class 3 consists of all Cash Flow Facility Claims.

(d)	Class 7: Class 7 consists of all General Unsecured Claims.

4.3. Impaired Classes of Claims.

(a) The following Classes of Claims are impaired and entitled to vote on this Plan:

(i)	Class 4: Class 4 consists of all First Lien Note Claims.

(ii)	Class 5: Class 5 consists of all 1.5 Lien Note Claims.

(iii)	Class 6: Class 6 consists of all Second Lien Note Claims.

(iv)	Class 9: Class 9 consists of all Holdings PIK Note Claims.

(b) The following Classes of Claims and Interests are impaired and deemed to have rejected this Plan and, therefore, are not entitled to vote on this Plan under section 1126(g) of the Bankruptcy Code:

(i)	Class 8: Class 8 consists of all Senior Subordinated Note Claims.

(ii)	Class 10: Class 10 consists of all Existing Securities Law Claims.

(iii)	Class 11: Class 11 consists of all Existing Interests.

4.4. Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature, each Other Secured Claim, to the extent secured by a Lien on Collateral different than that securing any additional Other Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving Plan Distributions.

ARTICLE V.

TREATMENT OF CLAIMS AND INTERESTS

5.1. Priority Non-Tax Claims (Class 1).

(a) Treatment: The legal, equitable and contractual rights of the holders of Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on the applicable Distribution Date, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim.

(b) Voting: The Priority Non-Tax Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

5.2. Other Secured Claims (Class 2).

(a) Treatment: The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, on the applicable Distribution Date each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors: (i) Cash in an amount equal to such Allowed Claim; or (ii) such other treatment that will render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor, without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final satisfaction of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of each Allowed Other Secured Claim in accordance with the Plan, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

(b) Voting: The Other Secured Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

(c) Deficiency Claims: To the extent that the value of the Collateral securing any Other Secured Claim is less than the Allowed amount of such Other Secured Claim, the undersecured portion of such Allowed Claim shall be treated for all purposes under this Plan as an Allowed General Unsecured Claim and shall be classified in Class 7.

5.3. Cash Flow Facility Claims (Class 3).

(a) Allowance: On the Effective Date, the Cash Flow Facility Claims shall be deemed Allowed Claims in the amount of $20,700,000, plus any accrued and unpaid counsel or advisors’ fees or accrued and unpaid interest from the Petition Date through the Effective Date at the non-default interest rate provided under the Cash Flow Credit Agreement, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

(b) Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Cash Flow Facility Claim shall receive, subject to the terms of this Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of Cash in an aggregate amount equal to the Allowed Cash Flow Facility Claims.

(c) Voting: The Cash Flow Facility Claims are unimpaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Cash Flow Facility Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Cash Flow Facility Claims.

5.4. First Lien Note Claims (Class 4).

(a) On the Effective Date, the First Lien Note Claims shall be deemed Allowed Claims in the amount of $1,100,000,000, plus any accrued and unpaid interest from the Petition Date through the Effective Date at the non-default interest rate provided under the First Lien Indenture, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. No Applicable Premium, prepayment penalty, “make-whole” or similar claim shall be Allowed with respect to the First Lien Note Claims pursuant to this Section 5.4(a) of the Plan.

(b) Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed First Lien Note Claim shall receive, subject to the terms of this Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of:

(i)	If Class 4 votes to accept the Plan or is presumed to have accepted the Plan: Cash in an aggregate amount equal to such holder’s Pro Rata portion of the First Lien Cash Pool.

(ii)	If Class 4 votes to reject the Plan: Replacement First Lien Notes with a present value equal to the Allowed amount of such holder’s First Lien Note Claim (which may include, in addition to the First Lien Note Claims Allowed pursuant to Section 5.4(a) hereof, any applicable make-whole claim, prepayment penalty, or Applicable Premium to the extent Allowed by the Bankruptcy Court).

(c) Voting: The First Lien Note Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed First Lien Note Claims; provided that the Debtors reserve the right to assert that the treatment provided to the First Lien Note Claims pursuant to this Section 5.4 renders such Claims unimpaired.

5.5. 1.5 Lien Note Claims (Class 5)

(a) On the Effective Date, the 1.5 Lien Note Claims shall be deemed Allowed Claims in the amount of $250,000,000, plus any accrued and unpaid interest from the Petition Date through the Effective Date at the non-default interest rate provided under the 1.5 Lien Indenture, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. No Applicable Premium, prepayment penalty, “make-whole” or similar claim shall be Allowed with respect to the 1.5 Lien Note Claims pursuant to this Section 5.5(a) of the Plan.

(b) Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed 1.5 Lien Note Claim shall receive, subject to the terms of this Plan, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of:

(i)	If Class 5 votes to accept the Plan or is presumed to have accepted the Plan: Cash in an aggregate amount equal to such holder’s Pro Rata portion of the 1.5 Lien Cash Pool.

(ii)	If Class 5 votes to reject the Plan: Replacement 1.5 Lien Notes with a present value equal to the Allowed amount of such holder’s 1.5 Lien Note Claim (which may include, in addition to the 1.5 Lien Note Claims Allowed pursuant to Section 5.5(a) hereof, any applicable make-whole claim, prepayment penalty, or Applicable Premium to the extent Allowed by the Bankruptcy Court).

(c) Voting: The 1.5 Lien Note Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed 1.5 Lien Note Claims; provided that the Debtors reserve the right to assert that the treatment provided to the 1.5 Lien Note Claims pursuant to this Section 5.5 renders such Claims unimpaired.

5.6. Second Lien Note Claims (Class 6).

(a) Allowance: On the Effective Date, the Second Lien Note Claims shall be deemed Allowed Claims for all purposes in an amount of no less than $1,161,000,000 plus €133,000,000 (plus any accrued and unpaid interest arising prior to the Petition Date), and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person.

(b) Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Second Lien Note Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim its Pro Rata Share of:

(i)	the Second Lien Notes Equity Distribution; and

(ii)	the Subscription Rights; provided that only 4(a)(2) Eligible Holders shall be entitled to participate in the 4(a)(2) Rights Offering.

(c) Voting: The Second Lien Note Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed Second Lien Note Claims.

(d) Unsecured Amount of Second Lien Note Claims and Turnover: As part of the settlements and compromises set forth in this Plan, the holders of Second Lien Note Claims shall forgo receiving certain value with respect to the unsecured amount of their Second Lien Note Claims, which unsecured amount shall be no less than $991 million. Notwithstanding the foregoing and for the avoidance of doubt, the Plan shall effect, and the holders of Second Lien Note Claims shall not waive, the benefits of any and all subordination and “pay over” provisions set forth in the Senior Subordinated Indenture. In addition, the holders of Second Lien Notes shall retain their right to receive Plan Consideration payable or otherwise distributable as a result of any such subordination and “pay over” provisions and shall retain the right to be paid in full in Cash or otherwise prior to holders of Senior Subordinated Note Claims receiving any payments or distributions from the Debtors or Reorganized Debtors.

5.7. General Unsecured Claims (Class 7).

(a) Treatment: Each Allowed General Unsecured Claim shall, at the discretion of the Reorganized Debtors, and to the extent that such Allowed General Unsecured Claim was not previously paid pursuant to an order of the Bankruptcy Court, be: (i) Reinstated as of the Effective Date as an obligation of the applicable Reorganized Debtor, and paid in accordance with the ordinary course terms for such Claim; (ii) paid in full in Cash on the applicable Distribution Date, plus postpetition interest at the rate of (x) the Federal Judgment Rate, computed daily from the Petition Date through the applicable Distribution Date and compounded annually, or (y) to the extent the holder of the General Unsecured Claim notifies the Debtors within five (5) business days prior to the Effective Date, and the Debtors agree or, in the absence of agreement, the Bankruptcy Court determines, that such holder is contractually entitled to an alternate interest rate, then such alternate rate, computed from the Petition Date through the applicable Distribution Date and compounded (if at all) in accordance with the applicable contract; or (iii) receive such other treatment as may be agreed between such holder and the Reorganized Debtors.

(b) Voting: The General Unsecured Claims are unimpaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

(c) Preference Waiver: Notwithstanding any other provision of the Plan, neither the Debtors, the Reorganized Debtors, nor any other representative of or successor to the Debtors’ Estates shall retain, and each of them is hereby deemed to waive and release, any and all claims, causes of action and other rights against the holders of Class 7 Claims based on section 547 of the Bankruptcy Code or any similar law providing for the avoidance and/or recovery of preferences.

5.8. Senior Subordinated Note Claims (Class 8).

(a) Treatment: Pursuant to section 510 of the Bankruptcy Code and the provisions of the Senior Subordinated Indenture, holders of Senior Subordinated Note Claims shall not receive any Plan Distributions on account of such Claims and any Plan Distribution to which they would have otherwise been entitled on account of such Claims, if any, shall constitute a portion of the recovery of holders of Second Lien Note Claims, and be retained by the Reorganized Debtors, in order to augment the value of the New Common Stock to be received by holders of Second Lien Note Claims.

(b) Voting: The Senior Subordinated Note Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Senior Subordinated Note Claims are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Senior Subordinated Note Claims.

5.9. Holdings PIK Note Claims (Class 9).

(a) Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Holdings PIK Note Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim its Pro Rata Share of $8.938 million, minus any amounts attributable to Holdings’ share of Administrative Expense Claims or U.S. Trustee Fees; which amounts shall include 100% of amounts owed by Holdings to advisors of the holders of the Holdings PIK Note Claims (as such amount may be agreed upon by such advisors and the applicable holders of the Holdings PIK Note Claims).

(b) Voting: The Holdings PIK Note Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed Holdings PIK Note Claims.

5.10. Existing Securities Law Claims (Class 10).

(a) Treatment: Holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims.

(b) Voting: The Existing Securities Law Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Law Claims are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Securities Law Claims.

5.11. Existing Interests (Class 11).

(a) Treatment: Existing Interests shall be cancelled and holders thereof shall not receive or retain any distribution under the Plan on account of such Existing Interests.

(b) Voting: The Existing Interests are impaired Interests. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Interests are conclusively presumed to reject this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Interests.

ARTICLE VI.

ACCEPTANCE OR REJECTION OF

THE PLAN; EFFECT OF REJECTION BY ONE

OR MORE CLASSES OF CLAIMS OR INTERESTS

6.1. Class Acceptance Requirement.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of holders of the Allowed Claims in such Class that have voted on the Plan.

6.2. Tabulation of Votes on a Non-Consolidated Basis.

All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code. Notwithstanding the foregoing, the Debtors, with the consent of the Requisite Investors, reserve the right to seek to substantively consolidate any two or more Debtors, provided that, such substantive consolidation does not materially and adversely impact the amount of the Plan Distributions to any Person.

6.3. Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”

Because certain Classes are deemed to have rejected this Plan, the Debtors will request confirmation of this Plan, as it may be modified and amended from time to time, under section 1129(b) of the Bankruptcy Code with respect to such Classes. Subject to Section 14.6 of the Plan, the Debtors, with the consent of the Requisite Investors, reserve the right to alter, amend, modify, revoke or withdraw this Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. Subject to Sections 14.6 and 14.7 of the Plan (including the consent of the Requisite Investors), the Debtors also reserve the right to request confirmation of the Plan, as it may be modified, supplemented or amended from time to time, with respect to any Class that affirmatively votes to reject the Plan.

6.4. Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

6.5. Voting Classes; Deemed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by such Class.

6.6. Confirmation of All Cases.

Except as otherwise specified herein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that, the Debtors may at any time waive this Section 6.6 with the consent of the Requisite Investors.

ARTICLE VII.

MEANS FOR IMPLEMENTATION

7.1. Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.

(a) Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and Amended By-Laws, for the purposes of satisfying their obligations under the Plan and the continuation of their businesses. On or after the Effective Date, each Reorganized Debtor, in its discretion, may take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing: (i) a

Reorganized Debtor to be merged into another Reorganized Debtor, or its Subsidiary and/or affiliate; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s case on the Effective Date or any time thereafter. For the avoidance of doubt, the Amended Certificates of Incorporation, Intermediate HoldCo Certificate of Incorporation and Top HoldCo Certificate of Incorporation shall, among other things, prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

(b) Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estates, including all claims, rights and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to Section 7.1(a) hereof, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

(c) On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions that may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

7.2. Plan Funding.

The Plan Distributions to be made in Cash under the terms of this Plan shall be funded from: (a) the Debtors’ Cash on hand as of the Effective Date; (b) the proceeds of the New First Lien Term Loan Facility; (c) the proceeds of the Rights Offerings; (d) the proceeds of the New ABL Facility and (e) the proceeds of the Incremental Facility, to the extent necessary.

7.3. Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to distribution under this Plan, including the enforcement of any subordination and “pay over” provisions in the Senior Subordinated Notes Indenture, and except as otherwise set forth herein, on the Effective Date all agreements, instruments, and other documents evidencing, related to or connected with any Claim or Interest (including the Second Lien Notes Intercreditor Agreement), other than Intercompany Interests, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect. The holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein, each of the First Lien Indenture, 1.5 Lien Indenture, Second Lien Indenture and the Senior Subordinated Indenture shall continue in effect solely to the extent necessary to: (a) permit holders of Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims and Allowed Second Lien Note Claims, respectively, to receive Plan Distributions in accordance with the terms of this Plan; (b) effectuate and preserve any subordination and “pay over” provisions set forth in the Senior Subordinated Indenture; (c) permit the Reorganized Debtors, the First Lien Indenture Trustee, the 1.5 Lien Indenture Trustee and the Second Lien Indenture Trustee to make Plan Distributions on account of the Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims and Allowed Second Lien Note Claims, respectively, and deduct therefrom such compensation, fees, and expenses due thereunder or incurred in making such distributions, including by effectuating any charging liens permitted under the First Lien Indenture, 1.5 Lien Indenture and the Second Lien Indenture, respectively; and (d) permit the First Lien Indenture Trustee, the 1.5 Lien Indenture Trustee, and the Second Lien Indenture Trustee, respectively, to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan. Except as provided pursuant to this Plan, upon the satisfaction of the Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims and Allowed Second Lien Note Claims, each of the First Lien Indenture Trustee, 1.5 Lien Indenture Trustee, the Second Lien Indenture Trustee and the Senior Subordinated Indenture Trustee and their respective agents, successors and assigns shall be discharged of all of their obligations associated with the First Lien Notes, 1.5 Lien Notes, Second Lien Notes and Senior Subordinated Notes, respectively. For the avoidance of doubt and notwithstanding any provision of the Plan to the contrary, nothing herein shall be deemed to impair or negatively impact any charging lien permitted under the Indentures.

7.4. Boards of Directors.

(a) On the Effective Date, the initial board of directors of each of the Reorganized Debtors, Intermediate HoldCo and Top HoldCo shall consist of those individuals identified in the Plan Supplement, selected in accordance with the terms set forth in the RSA.

(b) Unless reappointed pursuant to Section 7.4(a) of the Plan, the members of the board of directors of each Debtor prior to the Effective Date shall have no continuing obligations to the Reorganized Debtors in their capacities as such on and after the Effective Date and each such member shall be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

7.5. Management.

(a) New Management. As of the Effective Date, the Chief Executive Officer, Chief Financial Officer, General Counsel and other management positions, if any, to be determined with the consent of the Requisite Investors, of the Reorganized Debtors shall consist of those individuals selected by and acceptable to the Requisite Investors, as set forth in the Plan Supplement. The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor shall be in form and substance acceptable to the Requisite Investors and disclosed in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

(b) Management Incentive Plan. The board of directors of Top HoldCo will adopt the Management Incentive Plan as of the Effective Date. The Management Incentive Plan Securities shall dilute all other Top HoldCo Common Stock to be issued pursuant to this Plan.

(c) Post-Emergence Incentive Plan. Top HoldCo and the Reorganized Debtors shall adopt the Post-Emergence Incentive Plan, effective as of the Effective Date.

7.6. Corporate Action.

(a) The Reorganized Debtors shall serve on the U.S. Trustee quarterly reports of the disbursements made by each Reorganized Debtor on an entity-by-entity basis until such time as a final decree is entered closing the applicable Reorganization Case or the applicable Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise. Any deadline for filing Administrative Expense Claims shall not apply to U.S. Trustee Fees.

(b) On the Effective Date, the Amended Certificates of Incorporation and Amended By-Laws, and any other applicable amended and restated corporate organizational documents of each of the Reorganized Debtors shall be deemed authorized in all respects.

(c) On or prior to the Effective Date, the Debtors shall cause Intermediate HoldCo and Top HoldCo to be incorporated under the laws of Delaware.

(d) Any action under the Plan to be taken by or required of the Debtors, the Reorganized Debtors, Intermediate HoldCo or Top HoldCo, including, without limitation, the adoption or amendment of certificates of incorporation and by-laws, the issuance of securities and instruments, the implementation of the Management Incentive Plan, or the selection of officers or directors, shall be authorized and approved in all respects, without any requirement of further action by any of the Debtors’, Reorganized Debtors’, Intermediate HoldCo’s or Top HoldCo’s stockholders, sole members, boards of directors or boards of managers, or similar body, as applicable.

(e) The Debtors, the Reorganized Debtors, Intermediate HoldCo and Top HoldCo shall be authorized to execute, deliver, file, and record such documents (including the Plan Documents), contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, board or shareholder approval or action. In addition, the selection of the Persons who will serve as the initial directors, officers and managers of the Reorganized Debtors, Intermediate HoldCo and Top HoldCo as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors, board of managers, or stockholders of the applicable Reorganized Debtor, Intermediate HoldCo or Top HoldCo.

7.7. Registration Rights Agreement.

On and as of the Effective Date, Top HoldCo shall enter into and deliver the Registration Rights Agreement to each entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Top HoldCo.

7.8. Authorization, Issuance and Delivery of Top HoldCo Common Stock.

(a) As soon as reasonably practicable following the Effective Date, but effective as of the Effective Date, and without any further action or consent required by any holder of New Common Stock or any other Person (i) each share of New Common Stock will automatically be exchanged for one share of Top HoldCo Common Stock and (ii) Top HoldCo, as the resulting holder of the shares of New Common Stock, will contribute such shares of New Common Stock to Intermediate HoldCo for Intermediate HoldCo Common Stock.

(b) As of the Effective Date, after the automatic exchange of New Common Stock for Top HoldCo Common Stock, but subject to the terms of the Registration Rights Agreement, the Top HoldCo Common Stock shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange. Distribution of Top HoldCo Common Stock may be made by delivery of one or more certificates representing such shares as described herein, by means of book-entry registration on the books of the transfer agent for shares of Top HoldCo Common Stock or by means of book-entry exchange through the facilities of DTC in accordance with the customary practices of DTC, as and to the extent practicable, as provided in Section 8.5 hereof.

(c) In the period following the Effective Date and pending distribution of the Top HoldCo Common Stock to any holder entitled pursuant to this Plan to receive Top HoldCo Common Stock, such holder shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such holder’s Top HoldCo Common Stock (including receiving any proceeds of permitted transfers of such Top HoldCo Common Stock) and to exercise all other rights in respect of the Top HoldCo Common Stock (so that such holder shall be deemed for tax purposes to be the owner of the Top HoldCo Common Stock).

(d) On the Effective Date, each of Reorganized MPM, Intermediate HoldCo and Top HoldCo is authorized to issue or cause to be issued the equity securities contemplated by this Plan, including the New Common Stock, the Top HoldCo Common Stock and any equity interests in Intermediate HoldCo, for distribution in accordance with the terms of this Plan and the Amended Certificate of Incorporation of Reorganized MPM, the Top HoldCo Certificate of Incorporation and the Intermediate HoldCo Certificate of Incorporation, as applicable, without the need for any further corporate, judicial or shareholder action.

(e) As soon as reasonably practicable after the Effective Date and, in any event, within seventy-five (75) days of the Effective Date, Top HoldCo shall file, and shall use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement registering for resale all of the shares of Top HoldCo Common Stock issued to the Backstop Parties and holders of Second Lien Notes pursuant to this Plan and the Rights Offerings.

(f) The receipt by holders of Second Lien Notes pursuant to the Plan of New Common Stock and the right to participate in the Rights Offerings is intended to be treated as a recapitalization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, and that the transfer of the New Common Stock to Top HoldCo in exchange for Top HoldCo Common Stock is intended to be treated as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986. It is intended that this Plan be treated as a plan of reorganization within the meaning of United States Treasury Regulations sections 1.368-2(g) and 1.368-3 in respect of both transactions.

7.9. New First Lien Term Loan Facility, New ABL Facility and Incremental Facility.

On the Effective Date, without any requirement of further action by stockholders or directors of the Debtors, each of the Reorganized Debtors shall be authorized to enter into the New First Lien Term Loan Facility, the New ABL Facility, and, to the extent necessary, the Incremental Facility, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the Liens on any Collateral securing the New First Lien Term Loan Facility, New ABL Facility and the Incremental Facility.

7.10. Rights Offerings.

(a) Purpose. The proceeds of the sale of the Rights Offering Stock shall be used to provide an aggregate of $600 million in capital to the Reorganized Debtors, which shall be available to fund payments required under this Plan and for ordinary course operations and general corporate purposes of the Reorganized Debtors. The Rights Offering Stock will be issued pursuant to the Section 1145 Rights Offering and the 4(a)(2) Rights Offering.

(b) Rights Offerings.

(i)

Section 1145 Rights Offering. In accordance with the Section 1145 Rights Offering Procedures and the Backstop Commitment Agreement, each Section 1145 Eligible Holder shall receive Section 1145 Subscription Rights to acquire its respective Pro Rata Share of Section 1145 Rights Offering Stock pursuant to the terms set forth in this Plan and in the Section 1145 Rights Offering

Procedures. Each Section 1145 Subscription Right shall represent the right to acquire one share of Section 1145 Rights Offering Stock for the Rights Exercise Price. The total number of shares of Section 1145 Rights Offering Stock to be issued in connection with the Section 1145 Rights Offering (including shares issued on account of the Backstop Commitment) will be 7,656,521.

(ii)	4(a)(2) Rights Offering. In accordance with the 4(a)(2) Rights Offering Procedures and the Backstop Commitment Agreement, each 4(a)(2) Eligible Holder shall receive 4(a)(2) Subscription Rights to acquire its respective Pro Rata Share of 4(a)(2) Rights Offering Stock pursuant to the terms set forth in this Plan and in the 4(a)(2) Rights Offering Procedures. Each 4(a)(2) Subscription Right shall represent the right to acquire one share of 4(a)(2) Rights Offering Stock for the Rights Exercise Price. The total number of shares of 4(a)(2) Rights Offering Stock to be issued in connection with the 4(a)(2) Rights Offering (including shares issued on account of the Backstop Commitment) will be 27,065,701.

(c) Backstop Commitment. Subject to the terms, conditions and limitations set forth in the Backstop Commitment Agreement, and as further described below, upon exercise of its put option, Reorganized MPM will have the right to require the Backstop Parties, severally and not jointly, to purchase their applicable portion of the Unsubscribed Shares (as set forth in the Backstop Commitment Agreement). Notwithstanding anything to the contrary in the Plan or Confirmation Order, (i) the Debtors’ obligations under the Backstop Commitment Agreement shall remain unaffected and shall survive following the Effective Date in accordance with the terms thereof, (ii) any such obligations shall not be discharged under the Plan, and (iii) none of the Reorganized Debtors shall terminate any such obligations.

(d) In the event that eligible holders have not subscribed to purchase Rights Offering Stock representing the entire Rights Offering Amount, upon exercise of its put option, Reorganized MPM will have the right to require to each Backstop Party to purchase up to the amount of Rights Offering Stock representing its Backstop Commitment, allocated pro rata among all Backstop Parties based upon their respective Backstop Commitments.

(e) Commitment Premium. In consideration for the obligations described in Section 7.10(c) above, on the Effective Date, Reorganized MPM shall issue to the Backstop Parties the Commitment Premium Shares (without payment of any additional consideration therefor) pursuant to the terms of the Backstop Commitment Agreement. For the avoidance of doubt, the Commitment Premium shall be payable in Cash under certain circumstances set forth in Section 9.4 of the Backstop Commitment Agreement.

(f) Securities Law. The Section 1145 Rights Offering Stock will be exempt from the registration requirements of the Securities Act pursuant to section 1145 of the Bankruptcy Code. The 4(a)(2) Rights Offering Stock will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act. Only 4(a)(2)

Eligible Holders that are “accredited investors” (as defined in Rule 501(a) promulgated under Regulation D under the Securities Act) will receive 4(a)(2) Subscription Rights and be eligible to participate in the 4(a)(2) Rights Offering. The 4(a)(2) Rights Offering Stock will be “restricted securities” (within the meaning of Rule 144 under the Securities Act), subject to the transfer restrictions applicable thereto.

7.11. Intercompany Interests.

No Intercompany Interests shall be cancelled pursuant to this Plan, and all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors and the Reorganized Debtors.

7.12. Insured Claims.

(a) Notwithstanding anything to the contrary contained herein, to the extent the Debtors have insurance with respect to any Allowed General Unsecured Claim or Allowed Existing Securities Law Claim, the holder of such Allowed Claim shall (i) have an Allowed Claim in its applicable Class for any SIR Claim, (ii) be paid any amount in excess of any SIR Claim from the proceeds of insurance to the extent that the Claim is insured, and (iii) to the extent not duplicative of (i), receive the treatment provided for in this Plan to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Claim.

(b) Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement, the Confirmation Order, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening or grants an injunction or release, including, but not limited to, the injunctions set forth in Article XII of the Plan): (i) on the Effective Date, the Reorganized Debtors shall assume all insurance policies issued at any time to the Debtors, their affiliates or predecessors of any of the foregoing and all agreements related thereto (collectively, the “Insurance Contracts”); (ii) nothing in the Disclosure Statement, the Plan, the Plan Documents, the Plan Supplement or the Confirmation Order alters, modifies or otherwise amends the terms and conditions of (or the coverage provided by) any of the Insurance Contracts, except that as of the Effective Date, the Reorganized Debtors shall become and remain liable for all of the Debtors’ obligations and liabilities thereunder regardless of whether such obligations and liabilities arise before or after the Effective Date; (iii) nothing in the Disclosure Statement, the Plan, the Plan Documents, Plan Supplement, the Confirmation Order, any prepetition or administrative claim bar date order (or notice) or claim objection order alters or modifies the duty, if any, that the insurers or third party administrators have to pay claims covered by the Insurance Contracts and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor; (iv) insurers and third party administrators shall not need to nor be required to file or serve a Cure Dispute or a request, application, claim, proof of claim or motion for payment and shall not be subject to the any Bar Date or similar deadline governing Cure Amounts or Claims; and (v) the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in Article XII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (A) claimants with valid claims covered by any of the Insurance Contracts (“Insured Claims”) to proceed with their claims; (B) insurers and/or third party administrators to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of the Bankruptcy Court, (1) all Insured Claims, and (2) all costs in relation to each of the foregoing; (C) the insurers and/or third party administrators to draw against any or all of any collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) to the applicable insurers and/or third party administrators and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the Insurance Contracts, in such order as the applicable insurers and/or third party administrators may determine, but solely in accordance with the terms of such Insurance Contracts; and (D) the insurers and/or third party administrators to (1) cancel any policies under the Insurance Contracts, and (2) take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, each in accordance with the terms of the Insurance Contracts. For the avoidance of doubt, no holder of an Insured Claim that did not file a proof of claim prior to the applicable Bar Date (unless otherwise subject to an exception in the order governing Bar Dates) shall be deemed to have an Allowed Claim, including a SIR Claim, against the Debtors arising from this provision.

7.13. Comprehensive Settlement of Claims and Controversies.

Pursuant to Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (a) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (b) fair, equitable and reasonable.

ARTICLE VIII.

DISTRIBUTIONS

8.1. Distributions.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan. Distributions to holders of Allowed First Lien Note Claims, Allowed 1.5 Lien Note Claims and Allowed Second Lien Note Claims shall be made by the applicable Indenture Trustee and, with the consent of the Reorganized Debtors and the Requisite Investors, deemed completed when made to the applicable Indenture Trustee as Disbursing Agent. For the avoidance of doubt, distributions made by the Indenture Trustees the record holders of First Lien Note Claims, 1.5 Lien Note Claims and Second Lien Note Claims shall be made (as it relates to the identity of recipients) in accordance with the applicable Indenture and the policies and procedures of DTC, to the extent applicable.

8.2. No Postpetition Interest on Claims.

Other than as specifically provided in the Plan for DIP Claims, Cash Flow Facility Claims, First Lien Note Claims, 1.5 Lien Note Claims and General Unsecured Claims, or as otherwise specifically provided for in the Plan, Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claim, and no holder of a prepetition Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

8.3. Date of Distributions.

Unless otherwise provided herein, any Plan Distributions and deliveries to be made hereunder shall be made on the applicable Distribution Date, provided that the Reorganized Debtors may utilize periodic distribution dates to the extent that use of a periodic distribution date does not delay payment of the Allowed Claim more than thirty (30) days. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

8.4. Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each of the Classes, as maintained by the Debtors, or their agents, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date. Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtors’ executory contracts and unexpired leases, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

8.5. Disbursing Agent.

(a) Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to: (i) effectuate all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable Plan Distributions or payments contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b) Expenses Incurred on or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, with the consent of the Requisite Investors, the amount of any reasonable and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) of the Disbursing Agent shall be paid in Cash by the Reorganized Debtors and will not be deducted from Plan Distributions made to holders of Allowed Claims by the applicable Disbursing Agent. The foregoing fees and expenses shall be paid in the ordinary course, upon presentation of invoices to the Reorganized Debtors and the Backstop Parties and without the need for approval by the Bankruptcy Court, as set forth in Section 3.2(b) of this Plan. In the event that the applicable Disbursing Agent, the Reorganized Debtors and the Backstop Parties are unable to resolve a dispute with respect to the payment of the applicable Disbursing Agent’s fees, costs and expenses, the applicable Disbursing Agent may elect to submit any such dispute to the Bankruptcy Court for resolution.

(c) Bond.

The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

(d) Cooperation with Disbursing Agent.

The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and the identity and addresses of holders of Claims, in each case, as set forth in the Debtors’ and/or Reorganized Debtors’ books and records. The Reorganized Debtors will cooperate in good faith with the Disbursing Agent to comply with the reporting and withholding requirements outlined in Section 8.14 hereof.

8.6. Delivery of Distribution.

Subject to the provisions contained in this Article VIII, the applicable Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, all Plan Consideration, and subject to Bankruptcy Rule 9010, make all Plan Distributions or payments to any holder of an Allowed Claim as and when required by this Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the applicable Disbursing Agent, including any addresses included on any filed proofs of Claim or transfers of Claim filed with the Bankruptcy Court. In the event that any Plan Distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the applicable Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such Plan Distribution shall be made to such holder without interest, provided, however, such Plan Distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from: (i) the Effective Date; and (ii) the first Distribution Date after such holder’s Claim is first Allowed.

With respect to the New Common Stock or Top HoldCo Common Stock, as applicable, to be distributed to holders of Allowed Second Lien Note Claims, all of the shares of the New Common Stock or Top HoldCo Common Stock, as applicable, shall, to the extent such shares are permitted to be held through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures; provided that to the extent such shares of New Common Stock or Top HoldCo Common Stock, as applicable, are not eligible for distribution in accordance with DTC’s customary practices, Reorganized MPM or Top HoldCo, as applicable, will take all such reasonable actions as may be required to cause distributions of New Common Stock or Top HoldCo Common Stock, as applicable, to holders of Allowed Second Lien Note Claims, such distributions to be made by delivery of one or more certificates representing such shares as described herein or by means of book-entry registration on the books of the transfer agent for shares of New Common Stock or Top HoldCo Common Stock, as applicable.

8.7. Unclaimed Property.

One year from the later of: (i) the Effective Date, and (ii) the date that a Claim is first Allowed, all unclaimed property or interests in property distributable hereunder on account of such Claim shall revert to the Reorganized Debtors or the successors or assigns of the Reorganized Debtors, and any claim or right of the holder of such Claim to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, and the proofs of Claim filed against the Debtors, as reflected on the claims register maintained by the Claims Agent.

8.8. Satisfaction of Claims.

Unless otherwise provided herein, any Plan Distributions and deliveries to be made on account of Allowed Claims hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims.

8.9. Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Reorganized Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors or Reorganized Debtors.

8.10. Fractional Shares/De Minimis Cash Distributions.

Neither the Reorganized Debtors, Top HoldCo nor the Disbursing Agent shall have any obligation to make a Plan Distribution that is less than one (1) share of New Common Stock or Top HoldCo Common Stock, as applicable, or $50.00 in Cash. No fractional shares of New Common Stock or Top HoldCo Common Stock, as applicable, shall be distributed. When any Plan Distribution would otherwise result in the issuance of a number of shares of New

Common Stock or Top HoldCo Common Stock, as applicable, that is not a whole number, the shares of the New Common Stock or Top HoldCo Common Stock, as applicable, subject to such Plan Distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than  1⁄2 will be rounded to the next higher whole number; and (ii) fractions less than  1⁄2 will be rounded to the next lower whole number; provided, that the foregoing shall not apply to any rounding of the Rights Offering Stock, the distribution of which shall be governed by the applicable Rights Offering Procedures and Section 7.10 of this Plan. The total number of shares of New Common Stock or Top HoldCo Common Stock, as applicable, to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in this Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Fractional shares of New Common Stock or Top HoldCo Common Stock, as applicable, that are not distributed in accordance with this Section 8.10 shall be cancelled.

8.11. No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution of a value in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 8.2 of this Plan.

8.12. Exemption from Securities Laws.

The issuance of and the distribution under the Plan of the New Common Stock and Top HoldCo Common Stock and the exchange of New Common Stock for Top HoldCo Common Stock (a) with respect to the Second Lien Notes Equity Distribution, the Section 1145 Rights Offering Stock and the Section 1145 Subscription Rights will be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code and (b) with respect to the 4(a)(2) Subscription Rights, the 4(a)(2) Rights Offering Stock and the Commitment Premium Shares will be exempt from registration under the Securities Act and any other applicable securities laws pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Subject to any transfer restrictions contained in the Top HoldCo Certificate of Incorporation, (a) the Top HoldCo Common Stock issued in exchange for (i) Section 1145 Rights Offering Stock and (ii) New Common Stock issued pursuant to the Second Lien Notes Equity Distribution may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code (in which case, such Top HoldCo Common Stock may be resold by the holders thereof pursuant to registration under, or applicable exemptions from registration under, the Securities Act), and (b) the Top HoldCo Common Stock issued in exchange for the 4(a)(2) Rights Offering Stock and the Commitment Premium Shares may be resold by the holders thereof pursuant to registration under, or applicable exemptions from registration under, the Securities Act.

8.13. Setoffs and Recoupments.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code set off and/or recoup against any Plan

Distributions to be made on account of any Allowed Claim, any and all claims, rights and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (a) agreed in amount among the relevant Reorganized Debtor(s) and holder of Allowed Clam or (b) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder; provided, further that the Reorganized Debtors shall be deemed to waive and shall have no right of setoff or recoupment against the holders of the Second Lien Note Claims.

8.14. Withholding and Reporting Requirements.

In connection with this Plan and all Plan Distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtors, Reorganized Debtors or the Disbursing Agent believe are reasonable and appropriate, including requiring a holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding any other provision of this Plan: (a) each holder of an Allowed Claim that is to receive a Plan Distribution under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (b) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to this Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.

8.15. Hart-Scott Rodino Antitrust Improvements Act.

Any New Common Stock or Top HoldCo Common Stock, as applicable, to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Competition Laws shall not be distributed until the notification and waiting periods applicable under such Competition Laws to such entity shall have expired or been terminated or any applicable authorizations, approvals, clearances or consents have been obtained. In the event any applicable notification or filing is made and any authorization, approval, clearance, consent or expiration of any applicable waiting period is not obtained, their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock or Top HoldCo Common Stock, as applicable, that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

ARTICLE IX.

PROCEDURES FOR RESOLVING CLAIMS

9.1. Objections to Claims.

Other than with respect to Fee Claims, only the Reorganized Debtors shall be entitled to object to Claims after the Effective Date. Any objections to those Claims (other than Administrative Expense Claims), shall be served and filed on or before the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof. Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person wishing to file such untimely Claim has received the Bankruptcy Court’s authorization to do so. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (c) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

9.2. Amendment to Claims.

From and after the Effective Date, no proof of Claim may be amended to increase or assert additional claims not reflected in a previously timely filed Claim (or Claim scheduled on the applicable Debtor’s Schedules, unless superseded by a filed Claim), and any such Claim shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors unless the claimant has obtained the Bankruptcy Court’s prior approval to file such amended or increased Claim.

9.3. Disputed Claims.

Disputed Claims shall not be entitled to any Plan Distributions unless and until they become Allowed Claims.

9.4. Estimation of Claims.

The Debtors and/or Reorganized Debtors may request that the Bankruptcy Court enter an Estimation Order with respect to any Claim, pursuant to section 502(c) of the Bankruptcy Code, for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any

Claim at any time (including during the pendency of any appeal with respect to the allowance or disallowance of such Claims). In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

9.5. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by any Professional Person or the Claims Agent on or after the Effective Date in connection with implementation of this Plan, including without limitation, reconciliation of, objection to, and settlement of Claims, shall be paid in Cash by the Reorganized Debtors.

ARTICLE X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1. General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases of the Debtors shall be deemed assumed, except that: (a) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; (b) any executory contracts and unexpired leases listed on the Schedule of Rejected Contracts and Leases, shall be deemed rejected as of the Effective Date; and (c) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as provided for in the Final Order resolving such motion. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in this Section 10.1 pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Section 10.1 shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

10.2. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Except as otherwise explicitly set forth in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if evidenced by a timely filed proof of claim, will be treated as General Unsecured Claims. Upon receipt of the Plan Distribution provided in Section 5.7 of the Plan, all such Claims shall be discharged as of the Effective Date, and shall not be enforceable against the Debtors, the Estates, the Reorganized Debtors or their respective properties or interests in property. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Section 10.3(c) below, or pursuant to an order of the Bankruptcy Court).

10.3. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

(a) Except to the extent that less favorable treatment has been agreed to by the non-Debtor party or parties to each such executory contract or unexpired lease to be assumed pursuant to the Plan, any monetary defaults arising under such executory contract or unexpired lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the appropriate amount (the “Cure Amount”) in full in Cash on the later of thirty (30) days after: (i) the Effective Date; or (ii) the date on which any Cure Dispute relating to such Cure Amount has been resolved (either consensually or through judicial decision).

(b) No later than ten (10) calendar days prior to the commencement of the Confirmation Hearing, the Debtors shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract and unexpired lease to be assumed pursuant to Section 10.1 of the Plan, and serve such Cure Schedule on each applicable counterparty. Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within fifteen (15) calendar days of the filing thereof, shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor or Reorganized Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

(c) In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that such Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined against the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, may reject the applicable executory contract or unexpired lease after such determination, and the counterparty may thereafter file a proof of claim in the manner set forth in Section 10.2 hereof.

10.4. Compensation and Benefit Programs.

(a) Except as otherwise expressly provided hereunder, in a prior order of the Bankruptcy Court or to the extent subject to a motion pending before the Bankruptcy Court as of the Effective Date, with the consent of the Requisite Investors, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, retirees and non-employee directors including, without limitation, all savings plans, unfunded retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Each of the Reorganized Debtors may, prior to the Effective Date and with the consent of the Requisite Investors, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of this Plan. Any such agreements (or a summary of the material terms thereof) shall be in form and substance acceptable to the Requisite Investors and be included in the Plan Supplement or otherwise filed with the Bankruptcy Court on or before the date of the Confirmation Hearing. For the avoidance of doubt, all workers’ compensation policies issued at any time to the Debtors, their affiliates or predecessors of any of the foregoing and all agreements related thereto shall be treated in accordance with Section 7.12 of the Plan.

(b) All collective bargaining agreements to which one or more of the Debtors is a party shall be treated as executory contracts under this Plan and on the Effective Date will be assumed by the applicable Reorganized Debtors pursuant to the provisions of section 365 of the Bankruptcy Code.

10.5. Amended Shared Services Agreement.

The Shared Services Agreement, as amended, shall be assumed pursuant to this Plan, with such assumption being deemed effective upon and contingent on the occurrence of the Effective Date. On the Effective Date, Reorganized MPM and MSC shall enter into the Amended Shared Services Agreement.

10.6. Existing Management Agreement.

The Existing Management Agreement shall be terminated as of the Petition Date or as soon thereafter as practicable by mutual agreement of the parties thereto. Any Claims thereunder shall be waived and no payments or distributions shall be made on account of such Claims.

10.7. Warranty Obligations.

All obligations of a Debtor to its customers pursuant to ordinary course written warranty agreements with such customers shall be expressly assumed by the applicable Reorganized Debtor as of the Effective Date, regardless of whether such customer filed a proof of claim form against the Debtors by the relevant Bar Date.

ARTICLE XI.

CONDITIONS PRECEDENT TO

CONSUMMATION OF THE PLAN

11.1. Conditions Precedent to the Effective Date.

The occurrence of the Effective Date is subject to:

(a) the RSA having not been terminated and remaining in full force and effect and the RSA Order, in form and substance acceptable to the Debtors and the Requisite Investors, having become a Final Order and remaining in full force and effect;

(b) the Backstop Commitment Agreement having not been terminated and remaining in full force and effect and the Backstop Commitment Agreement Order, in form and substance acceptable to the Debtors and the Requisite Investors, having become a Final Order;

(c) the Disclosure Statement Order, in form and substance acceptable to the Debtors and the Requisite Investors, having been entered by the Bankruptcy Court and remaining in full force and effect;

(d) the Confirmation Order, in form and substance acceptable to the Debtors and the Requisite Investors, having become a Final Order and remaining in full force and effect;

(e) the Allowed amount of the 1.5 Lien Note Claims having been determined by Final Order of the Bankruptcy Court and any settlement with respect to the Allowed amount or treatment of the 1.5 Lien Note Claims pursuant to the Plan being satisfactory in form and substance to the Debtors and the Requisite Investors;

(f) the Allowed amount of the First Lien Note Claims having been determined by Final Order of the Bankruptcy Court and any settlement with respect to the Allowed amount or treatment of the First Lien Note Claims pursuant to the Plan being satisfactory in form and substance to the Debtors and the Requisite Investors;

(g) the Plan Documents, including the Plan Supplement, in form and substance satisfactory to the Debtors and the Requisite Investors, being executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by a Debtor that the Effective Date has occurred) contained therein, including the conditions precedent set forth in the Backstop Commitment Agreement, having been satisfied or waived in accordance therewith;

(h) an Event of Default under the DIP ABL Facility or DIP Term Loan Facility (that has not otherwise been cured or waived in accordance with the terms thereof) having not occurred;

(i) an acceleration of the obligations or termination of commitments under the DIP ABL Facility and DIP Term Loan Facility having not occurred;

(j) a chapter 11 trustee, a responsible officer, or an examiner with enlarged powers relating to the operation of the businesses of any of the Debtors (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) not having been appointed in any of the Debtors’ chapter 11 cases;

(k) all fees and expenses payable or owed by the Debtors under the RSA and Backstop Commitment Agreement having been paid;

(l) all material governmental, regulatory and third party approvals, authorizations, certifications, rulings, no-action letters, opinions, waivers and/or consents required in connection with the Plan, if any, having been obtained and remaining in full force and effect, and there existing no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would prohibit the consummation of the Plan;

(m) the New First Lien Term Loan Agreement (to the extent the Replacement First Lien Notes are not issued), the Incremental Facility (to the extent the Replacement 1.5 Lien Notes are not issued) and the New ABL Credit Agreement and all related documents provided for therein or contemplated thereby, in each case in form and substance satisfactory to the Debtors and the Requisite Investors, having been duly and validly executed and delivered by all parties thereto and consummated, and being in full force and effect (with all conditions precedent to such agreement having occurred or otherwise been satisfied or waived);

(n) the Amended Certificates of Incorporation, in form and substance satisfactory to the Debtors and the Requisite Investors, shall have been filed with the applicable authorities of the relevant jurisdictions of incorporation and shall have become effective in accordance with such jurisdictions’ corporation laws;

(o) the global certificate representing the Top HoldCo Common Stock having been delivered to DTC;

(p) the transactions that are contemplated by the Backstop Commitment Agreement and Rights Offerings having been consummated; and

(q) the Shared Services Agreement having been assumed pursuant to this Plan and the Amended Shared Services Agreement, in form and substance satisfactory to the Debtors and the Requisite Investors, having been duly and validly executed and delivered by all parties thereto and consummated, and being in full force and effect (with all conditions precedent to such agreement having occurred or otherwise been satisfied or waived); and

(r) the Debtors’ good faith estimate (in consultation with the Backstop Parties and the Creditors’ Committee) of the ultimate amount of interest payable pursuant to Section 5.7(a) of the Plan to holders of General Unsecured Claims which will ultimately be Allowed equaling no more than $400,000.

11.2. Satisfaction and Waiver of Conditions Precedent.

Except as otherwise provided herein, any actions taken on the Effective Date shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Any of the conditions set forth in Sections 11.1, other than 11.1(p) may be waived in whole or part by the Debtors, with the consent of the Requisite Investors, without notice and a hearing, and the Debtors’ benefits under the “mootness doctrine” shall be unaffected by any provision hereof. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including, without limitation, any act, action, failure to act or inaction by the Debtors). The failure of the Debtors to assert the non-satisfaction of any such conditions shall not be deemed a waiver of any other rights hereunder, and each such right shall be deemed an ongoing right that may be asserted or waived (as set forth herein) at any time or from time to time.

11.3. Effect of Failure of Conditions.

If all of the conditions to effectiveness have not been satisfied or duly waived (as provided in Section 11.2 above) and the Effective Date has not occurred on or before the first Business Day that is more than 60 days after the Confirmation Date, or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, then the Debtors, with the consent of the Requisite Investors, may file a motion to vacate the Confirmation Order. Notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section 11.1 hereof are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section 11.3, this Plan shall be null and void in all respects, the Confirmation Order shall be of no further force or effect, no Plan Distributions shall be made, the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and upon such occurrence, nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by any Debtor or any other Person with respect to any matter set forth in the Plan.

ARTICLE XII.

EFFECT OF CONFIRMATION

12.1. Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of this Plan shall bind any holder of a Claim against, or Interest in, the Debtors and inure to the benefit of and be binding on such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under this Plan and whether or not such holder has accepted this Plan.

12.2. Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the Plan Distributions, except as otherwise provided herein or in the Confirmation Order, each Person that is a holder (as well as any trustees and agents on behalf of such Person) of a Claim or Interest shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided herein, upon the Effective Date, all such holders of Claims and Interests shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

12.3. Term of Pre-Confirmation Injunctions or Stays.

Unless otherwise provided herein, all injunctions or stays arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

12.4. Injunction.

(a) Except as otherwise provided in this Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan.

(b) By accepting Plan Distributions, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the Injunctions set forth in this Section.

12.5. Releases.

(a) Releases by the Debtors. For good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as debtor in possession, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce this Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the parties released pursuant to this Section 12.5, the Reorganization Cases, or this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, other than claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities arising out of or relating to any act or omission of a Released Party or a former officer or director of the Debtors that constitutes gross negligence, fraud, willful misconduct or breach of fiduciary duty (if any).

(b) Releases by Holders of Claims and Interests. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date: (i) each of the Released Parties; (ii) each holder of a Claim or Interest entitled to vote on this Plan that did not “opt out” of the releases provided in Section 12.5 of the Plan in a timely submitted Ballot; and (iii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors and Reorganized Debtors under this Plan, the Plan Consideration and other contracts, instruments, releases, agreements or documents executed and delivered in connection with this Plan, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to have consented to this Plan for all purposes and the restructuring embodied herein and deemed to forever release, waive and discharge all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce the obligations of any party under this Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with this Plan) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Reorganization Cases, or this Plan or the Disclosure Statement.

(c) Notwithstanding anything to the contrary contained herein: (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 12.5 of the Plan shall not release any non-Debtor entity from any liability arising under (x) the Internal Revenue Code or any state, city or municipal tax code, or (y) any criminal laws of the United States or any state, city or municipality; and (ii) the releases set forth in this Section 12.6 shall not release any (x) any claims against any Person to the extent such Person asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against a Debtor or any of its officers, directors, or representatives and (y) claims against any Person arising from or relating to such Person’s gross negligence, fraud, willful misconduct or breach of fiduciary duty (if any), each as determined by a Final Order of the Bankruptcy Court.

(d) As to the United States of America, its agencies, departments, or agents (collectively, the “United States”), nothing in the Plan or Confirmation Order shall limit or expand the scope of discharge, release or injunction to which the Debtors or Reorganized Debtors are entitled under the Bankruptcy Code, if any. The discharge, release and injunction provisions contained in the Plan and Confirmation Order are not intended and shall not be construed to bar the United States from, subsequent to the Confirmation Order, pursuing any police or regulatory action, except to the extent those discharge and injunctive provisions bar a Governmental Unit (as defined by section 101(27) of the Bankruptcy Code) from pursuing Claims.

(e) Accordingly, notwithstanding anything contained in the Plan or Confirmation Order to the contrary, nothing in the Plan or Confirmation Order shall discharge, release, impair or otherwise preclude: (1) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (2) any Claim of the United States arising on or after the Confirmation Date; (3) any valid right of setoff or recoupment of the United States against any of the Debtors; or (4) any liability of the Debtors or Reorganized Debtors under environmental law to any Governmental Unit (as defined by section 101(27) of the Bankruptcy Code) as the owner or operator of property that such entity owns or operates after the Confirmation Date, except those obligations to reimburse costs expended or paid by a Governmental Unit before the Petition Date or to pay penalties owing to a Governmental Unit for violations of environmental laws or regulations that occurred before the Petition Date. Nor shall anything in the Plan or Confirmation Order: (i) enjoin or otherwise bar the United States or any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence; or (ii) divest any court of jurisdiction to determine whether any liabilities asserted by the United States or any Governmental Unit are discharged or otherwise barred by the Plan, Confirmation Order, or the Bankruptcy Code.

(f) Moreover, nothing in the Plan or Confirmation Order shall release or exculpate any non-debtor, including any Released Parties, from any liability to the United States, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties, nor shall anything in the Plan or Confirmation Order enjoin the United States from bringing any claim, suit, action or other proceeding against the Released Parties for any liability whatsoever; provided, however, that the foregoing sentence shall not limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code.

12.6. Exculpation and Limitation of Liability.

To the extent permissible under applicable law, none of the Released Parties shall have or incur any liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation, implementation and execution of this Plan, the Reorganization Cases, the Disclosure Statement, the solicitation of votes for and the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of this Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.

12.7. Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in Sections 12.5 and 12.6 of this Plan.

12.8. Retention of Causes of Action/Reservation of Rights.

Subject to Section 12.5 of this Plan and except as expressly set forth herein (including Section 5.7(c) herein), nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses as fully as if the Reorganization Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired, as set forth in Section 4.2 herein, may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

12.9. Indemnification Obligations.

Notwithstanding anything to the contrary contained herein, including Section 10.1 of the Plan, subject to the occurrence of the Effective Date, the obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of any of the Debtors at any time after the Petition Date, against any Causes of Action, remain unaffected thereby after the Effective Date and are not discharged. On and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect on the Petition Date, and all directors and officers of the Debtors at any time shall be entitled to the full benefits of any such policy for the full term of such policy, regardless of whether such directors and/or officers remain in such positions after the Effective Date.

ARTICLE XIII.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in, arising under, or related to the Reorganization Cases for, among other things, the following purposes:

(a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the Cure Disputes resulting therefrom;

(b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) To hear and resolve any disputes arising from or relating to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004, or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d) To ensure that Plan Distributions to holders of Allowed Claims are accomplished as provided herein;

(e) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g) To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h) To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i) To hear and determine all Fee Claims;

(j) To resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(l) To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation;

(m) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p) To resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Amount, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

(q) To recover all assets of the Debtors and property of the Estates, wherever located; and

(r) To enter a final decree closing each of the Reorganization Cases.

As of the Effective Date, notwithstanding anything in this Article XIII to the contrary, the Exit Facilities shall be governed by the respective jurisdictional provisions therein.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1. Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, the sale by the Debtors of any owned property pursuant to section 363(b) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

14.2. Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which either Debtor had obligated itself to provide such benefits. Nothing herein shall: (a) restrict the Debtors’ or the Reorganized Debtors’ right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (b) be construed as an admission that any such retiree benefits are owed by the Debtors.

14.3. Defined Benefit Pension Plan.

(a) The Pension Plan shall not be modified (absent consent) or affected by any provision of the Plan and shall be continued by Reorganized MPM after the Effective Date in accordance with its terms. Nothing herein or in the Confirmation Order shall relieve or discharge any requirement that MPM or Reorganized MPM (i) satisfy the minimum funding standards pursuant to 26 U.S.C. §§ 412, 430, and 29 U.S.C. § 1082, 1083, (ii) is liable for the payment of PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307 subject to any and all applicable rights and defenses of MPM, and (iii) administer the Pension Plan in accordance with the provisions of ERISA and the Internal Revenue Code. In the event that the Pension Plan terminates after the Effective Date, Reorganized MPM and each of its controlled group members will be responsible, subject to any and all applicable rights and defenses, for the liabilities imposed by Title IV of ERISA to the extent set forth therein.

(b) Notwithstanding any provision of the Plan or the Confirmation Order to the contrary, including but not limited to the releases set forth in Article XII of the Plan, neither the Plan nor the Confirmation Order will release, discharge or exculpate the Debtors, the Reorganized Debtors, or any Person, in any capacity, from any liability or responsibility with respect to the Pension Plan, subject to any and all applicable rights and defenses of such parties, under ERISA or the Internal Revenue Code. Subsequent to the Effective Date, the PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability or responsibility by any of the provisions of the Plan or the Confirmation Order.

14.4. Dissolution of Creditors’ Committee.

The Creditors’ Committee shall be automatically dissolved on the Effective Date and, on the Effective Date, each member of the Creditors’ Committee (including each officer, director, employee, agent, consultant or representative thereof) and each Professional Person retained by the Creditors’ Committee shall be released and discharged from all rights, duties, responsibilities and obligations arising from, or related to, the Debtors, their membership on the Creditors’ Committee, the Plan or the Reorganization Cases, except with respect to any matters concerning any Fee Claims held or asserted by any Professional Persons retained by the Creditors’ Committee.

14.5. Termination of Professionals.

On the Effective Date, the engagement of each Professional Person retained by the Debtors and the Creditors’ Committee, if any, shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for allowance and payment of such Fee Claims and the Reorganized Debtors shall be responsible for the reasonable and documented fees, costs and expenses associated with the prosecution of such Fee Claims. Nothing herein shall preclude any Reorganized Debtor from engaging a former Professional Person on and after the Effective Date in the same capacity as such Professional Person was engaged prior to the Effective Date.

14.6. Amendments.

This Plan may be amended, modified, or supplemented by the Debtors, with the consent of the Requisite Investors, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to this Plan, the Debtors may, with the consent of the Requisite Investors, make appropriate technical adjustments, remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

14.7. Revocation or Withdrawal of this Plan.

The Debtors reserve the right, with the consent of the Requisite Investors, to revoke or withdraw this Plan prior to the Effective Date. If the Debtors revoke or withdraw this Plan, in accordance with the preceding sentence, prior to the Effective Date as to any or all of the Debtors, or if confirmation or consummation as to any or all of the Debtors does not occur, then, with respect to such Debtors: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

14.8. Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

14.9. Severability.

If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (and subject to the consent of the Requisite Investors) shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.10. Governing Law.

Except to the extent that the Bankruptcy Code or other U.S. federal law is applicable, or to the extent a Plan Document or exhibit or schedule to the Plan provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof to the extent such principles would result in the application of the laws of any other jurisdiction.

14.11. Section 1125(e) of the Bankruptcy Code.

The Debtors have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtors and the Backstop Parties (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, solicitation and/or purchase of the securities offered and sold under this Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

14.12. Inconsistency.

In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

14.13. Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.14. Exhibits.

All exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.

14.15. Notices.

In order to be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Momentive Performance Materials Inc.

260 Hudson River Road

Waterford, New York 12188

Attn: Douglas A. Johns, Esq.

Telephone: (518) 233-3933

Facsimile:  (614) 225-4127

-and-

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Attn: Matthew A. Feldman, Esq.

         Jennifer J. Hardy, Esq.

Telephone: (212) 728-8000

Facsimile:  (212) 728-8111

Counsel to the Debtors

14.16. Filing of Additional Documents.

On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

14.17. Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Backstop Parties or the Debtors with respect to this Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Backstop Parties or the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:             , 2014

            Waterford, New York

Respectfully submitted,

Momentive Performance Materials Inc. on behalf of itself and its affiliated Debtors

By:
William H. Carter
Director, Chief Financial Officer, and Executive Vice President of Momentive Performance Materials Inc. and Momentive Performance Holdings Inc.

Counsel:

WILLKIE FARR & GALLAGHER LLP

Matthew A. Feldman, Esq.

Rachel C. Strickland, Esq.

Jennifer J. Hardy, Esq.

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Counsel for the Debtors and Debtors in Possession

Schedule 1

Ares Management LLC

Aristeia Capital, LLC

Carlson Capital, L.P.

GSO Capital Partners LP

Oaktree Capital Management, L.P.

Pentwater Capital Management, LP

Third Avenue Management LLC

Fortress Investment Group LLC

D.E. Shaw Galvanic Portfolios, L.L.C.

Napier Park Global Capital US L.P.